AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 3, 2005.
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                                  ADVAXIS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN OUR CHARTER)

           COLORADO                          2836                 841521955
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                               212 CARNEGIE CENTER
                                    SUITE 206
                               PRINCETON, NJ 08540
                                 (609) 497-7555
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL PLACE OF BUSINESS)

                           ---------------------------

                    MR. TODD DERBIN, CHIEF EXECUTIVE OFFICER
                               212 CARNEGIE CENTER
                                    SUITE 206
                               PRINCETON, NJ 08540
                                 (609) 497-7555
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)
                           ---------------------------

                                   COPIES TO:

                             GARY A. SCHONWALD, ESQ.
                         REITLER BROWN & ROSENBLATT LLC
                                800 THIRD AVENUE
                                   21ST FLOOR
                            NEW YORK, NEW YORK 10022
                   (212) 209-3050 / (212) 371-5500 (TELECOPY)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. From time to time after this Registration Statement becomes effective.

      If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering: |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

=======================================================================================================
                         CALCULATION OF REGISTRATION FEE
                                                            PROPOSED      PROPOSED
                                                            MAXIMUM       MAXIMUM
                                                            OFFERING      AGGREGATE
  TITLE OF EACH CLASS OF                    AMOUNT TO BE    PRICE PER     OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED                REGISTERED (1)   UNIT (2)      PRICE (2)    REGISTRATION FEE
---------------------------                ---------------  ---------     ---------    ----------------
common stock par value $0.001 per share(3)    36,690,056       $1.00         $4,318.42      $4,318.42
common stock par value $0.001 per share(4)    19,630,588       $1.00         $2,310.52      $2,310.52
=======================================================================================================

The registrant hereby amends this registration satement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section8(a) may determine.

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions as well as anti-dilution provisions applicable to shares underlying the warrants.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(3) Represents shares of the Registrant's common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or a prospectus supplement.

(4) Represents shares of the Registrant's common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders named in the prospectus or a prospectus supplement.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted
--------------------------------------------------------------------------------

Subject to completion
Dated February 3, 2005

                             PRELIMINARY PROSPECTUS

                                56,320,644 SHARES

                                  ADVAXIS, INC.

      This prospectus relates to the resale of up to 36,690,056 shares of common stock and 19,630,588 shares of common stock underlying warrants of Advaxis, Inc. by certain selling stockholders identified in this prospectus. All of the shares, when sold will be sold by these selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices. We will not receive any proceeds from the sales by the Selling Stockholders, but we will receive funds from the exercise of warrants held by selling stockholders, if exercised and if payment is made by means other than cashless exercise

      We have applied for our common stock to be quoted on the Over The Counter Bulletin Board, which is commonly referred to as the "OTC Bulletin Board" maintained by various broker dealers. There is no "public market" for shares of our common stock.

      No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholders will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling stockholders will pay no offering expenses.

THIS OFFERING IS HIGHLY SPECULATIVE AND THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2005.

                                TABLE OF CONTENTS

ITEM DESCRIPTION                                                      PAGE NO.
------------------------------------------------------------------------------

PROSPECTUS SUMMARY...........................................................3
THE OFFERING.................................................................7
RISK FACTORS.................................................................8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................21
USE OF PROCEEDS.............................................................22
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.....................22
DIVIDEND POLICY.............................................................22
DILUTION....................................................................22
CAPITALIZATION..............................................................23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS AND PLAN OF OPERATIONS...........................25
BUSINESS....................................................................32
MANAGEMENT..................................................................47
PRINCIPAL AND MANAGEMENT STOCKHOLDERS.......................................55
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........................58
SELLING STOCKHOLDERS........................................................60
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY.................................72
SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE..............................74
PLAN OF DISTRIBUTION........................................................76
LEGAL MATTERS...............................................................78
EXPERTS.....................................................................78
ADDITIONAL INFORMATION......................................................78
FINANCIAL STATEMENTS.......................................................F-1
INFORMATION NOT REQUIRED IN PROSPECTUS....................................II-1
INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................II-1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION...............................II-1
RECENT SALES OF UNREGISTERED SECURITIES...................................II-1
EXHIBITS..................................................................II-2
UNDERTAKINGS..............................................................II-5

      Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

      You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are pemitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

                               PROSPECTUS SUMMARY

      This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

GENERAL

      We are a development stage biotechnology company utilizing multiple mechanisms of immunity with the intent to develop cancer vaccines that are more effective and safer than existing vaccines. To that end, we have licensed rights from the University of Pennsylvania ("Penn") to use a patented system to engineer a live attenuated Listeria monocytogenes bacteria (the "Listeria System") to secrete a protein sequence containing a tumor-specific antigen. Using the Listeria System, we believe we will force the body's immune system to process and recognize the antigen as if it were foreign, creating the immune response needed to attack the cancer. Our licensed Listeria System, developed at Penn over the past 10 years, provides a scientific basis for believing that this therapeutic approach induces a significant immune response to a tumor. Accordingly, we believe that the Listeria System is a broadly enabling platform technology that can be applied to many types of cancers. In addition, we believe there may be useful applications in infectious diseases and auto-immune disorders.

      The therapeutic approach that comprises the Listeria System is based upon the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology at Penn, involving the creation of genetically engineered Listeria that stimulate the innate immune system and induce an antigen-specific immune response involving humoral and cellular components. We have obtained an exclusive 20-year license from Penn to exploit the Listeria System, subject to meeting various royalty and other obligations (the "Penn License").

      We have focused our initial development efforts upon cancer vaccines targeting cervical, breast, melanoma, ovarian, lung and other cancers. Our lead products in development are as follows:

PRODUCT      INDICATION                              STAGE

Lovaxin C    Cervical and head and neck cancers      Pre-clinical; Phase I
                                                     study in cervical cancer
                                                     anticipated to commence in
                                                     the first half of 2005*

Lovaxin B    Breast cancer and melanoma              Pre-clinical; Phase I
                                                     study anticipated to
                                                     commence in 2006

Lovaxin NY   Ovarian, melanoma and lung cancer       Pre-clinical; Phase I
                                                     study anticipated to
                                                     commence in 2006

Lovaxin W    Wilms tumor and leukemia                Pre-clinical; Phase I
                                                     study anticipated to
                                                     commence in 2006

Lovaxin T   Cancer through control of telomerase     Pre-clincial

Lovaxin H    Prophylactic vaccine for HIV (AIDS)     Pre-clincial

* Possible delays of up to three months based on availability of material and toxicology studies.

See "Business - Research and Development Programs".

STRATEGY

      During the next 12 to 24 months our strategic focus will be to achieve several objectives. The foremost of these objectives are as follows:

      o     Initiate and complete Phase I clinical study of Lovaxin C;

      o Continue the pre-clinical development of our products, as well as continue research to expand our technology platform; and

      o Initiate one or several strategic and development collaborations with biotechnology and pharmaceutical companies.

HISTORY OF THE COMPANY

      We were originally incorporated in the State of Colorado on June 5, 1987 under the name Great Expectations, Inc. We were administratively dissolved January 1, 1997 and reinstated June 18, 1998 under the name Great Expectations and Associates, Inc. In 1999, we became a reporting company under the Securities Exchange of 1934 (the "Exchange Act'). Until November 2004, we were a shell company without any business. On November 12, 2004, we acquired Advaxis, Inc., a Delaware corporation ("Advaxis"), through a Share Exchange and Reorganization Agreement, dated as of August 25, 2004 (the "Share Exchange"), by and among Advaxis, the stockholders of Advaxis and us. As a result of such acquisition, Advaxis become our wholly-owned subsidiary and our sole operating company. On December 23, 2004, we amended and restated our articles of incorporation and changed our name to Advaxis, Inc. Our principal executive offices are located at 212 Carnegie Center, Suite 206, Princeton, NJ 08540 and our telephone number is
(609) 844-7755.

                                 ---------------

RECENT DEVELOPMENT

      In November 2004, we acquired 100% of the stock of Advaxis. Advaxis was organized in 2002 to develop the Listeria System under patents licensed from Penn which are described above under "General" and later in this prospectus under "Business."

      The acquisition of Advaxis was pursuant to the Share Exchange. In connection with the Share Exchange (i) our existing stockholders entered into a Surrender and Cancellation Agreement whereby such stockholders contributed to us 199 shares of every 200 shares of common stock beneficially owned by them so that their ownership was reduced to 752,600 shares of common stock and (ii) we issued to the existing stockholders of Advaxis and others 16,350,323 shares of common stock, warrants to purchase 584,885 shares of common stock and options to purchase 2,381,525 shares of common stock. Upon the closing of the Share Exchange, the total number of shares of our common stock outstanding was 20,069,333 shares on a fully-diluted basis. The transaction is being accounted for as a reverse acquisition, whereby Advaxis is the acquirer for accounting purposes. Accordingly, the historical financial statements of Advaxis are our financial statements for reporting purposes.

      On November 12, 2004, we completed an initial closing of a private placement offering the ("Private Placement"), whereby we sold an aggregate of $2.925 million worth of units to accredited investors. Each unit was sold for $25,000 (the "Unit Price") and consisted of (a) 87,108 shares of common stock and (b) a warrant to purchase, at any time prior to the fifth anniversary following the date of issuance of the warrant, to purchase 87,108 shares of common stock included at a price equal to $0.40 per share of common stock (a "Unit"). In consideration of the investment, we granted to each investor certain registration rights and anti-dilution rights. Also, in November 2004, we converted approximately $618,000 of aggregate principal promissory notes and accrued interest outstanding into Units.

      On December 8, 2004, we completed a second closing of the Private Placement, whereby we sold an aggregate of $200,000 of Units to accredited investors.

      On January 4, 2005, we completed a third and final closing of the Private Placement, whereby we sold an aggregate of $128,000 of Units to accredited investors.

      The aggregate sale of the Units was $3,253,000.

      Pursuant to the terms of a investment banking agreement, dated March 19, 2004, by and between us and Sunrise Securities, Corp. (the "Placement Agent"), we issued to the Placement Agent and its designees an aggregate of 2,283,445 shares of common stock and warrants to purchase up to an aggregate of 2,666,900 shares of common stock. The shares were issued as part consideration for the services of the Placement Agent, as our placement agent in the Private Placement. In addition, we paid the Placement Agent a total cash fee of $50,530.

      On January 12, 2005, we completed a second private placement offering whereby we sold an aggregate of $1,100,000 of units to a single investor. As with the Private Placement, each unit issued and sold in this subsequent private placement was sold at $25,000 per unit and is comprised of (i) 87,108 shares of our common stock, and (ii) a five-year warrant to purchase 87,108 shares of our common stock at an exercise price of $0.40 per share.

                 SUMMARY CONSOLIDATED FINANCIAL DATA OF ADVAXIS

            On November 12, 2004, we acquired Advaxis, Inc., a Delaware corporation through the Share Exchange. The transaction was accounted for as a reverse acquistion, whereby Advaxis became the acquiror for accounting purposes. Accordingly, the historical financial statements of Advaxis will be our financial statements for reporting purposes.

      The following condensed statement of operations data for the period from March 1, 2002 (inception) to December 31, 2002, and the year ended December 31, 2003, and the selected balance sheet data at December 31, 2002 and 2003, are derived from Advaxis' financial statements and the related notes, audited by Goldstein Golub Kessler LLP, Certified Public Accountants, 1185 Avenue of the Americas, Suite 500, New York, NY 10036-2602, Advaxis' independent registered public accounting firm. The financial statements and the related notes as of December 31, 2002 and 2003 and for period ended December 31, 2002 the year ended December 31, and 2003 are included elsewhere herein. The unaudited selected statement of operations data for the nine months ended September 30, 2003 and 2004, and the unaudited consolidated selected balance sheet data at September 30, 2004, are derived from Advaxis' unaudited financial statements, which have been prepared on a basis consistent with Advaxis' audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Advaxis' financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                          PERIOD FROM
                                         MARCH 1, 2002
                                         (INCEPTION) TO     YEAR ENDED    NINE MONTHS ENDED SEPTEMBER 30,
                                          DECEMBER 31,      DECEMBER 31,         (unaudited)
                                          ------------      ------------         -----------

STATEMENT OF OPERATIONS DATA:
                                              2002              2003           2003            2004
                                              ----              ----           ----            ----
Total operating expenses ..............     $ 167,902        $ 897,076      $ 722,184      $ 697,012
Interest expense (income) .............            --           17,190          7,539         46,048
Other income ..........................           966            4,521            505             57
Provision for income taxes ............            --               --             --             --

Net loss ..............................     $(166,936)       $(909,745)     $(729,218)     $(743,003)
LOSS  PER SHARE INFORMATION:

Basic and diluted net loss  per share .     $   (0.01)       $   (0.05)     $   (0.04)     $   (0.05)
                                            =========        =========      =========      =========


                                    DECEMBER 31,   DECEMBER 31,  SEPTEMBER 30,   SEPTEMBER 30,
                                    ------------   ------------  --------------  -------------
                                                                  (unaudited)     (pro forma)
BALANCE SHEET DATA:

                                        2002          2003          2004           2004
                                        ----          ----          ----           ----
Cash and cash equivalents .......   $   204,382   $    47,160    $    48,045    $ 2,873,045
Intangible assets ...............            --   $   277,243    $   386,743    $   386,743
Total assets ....................   $   204,382   $   324,403    $   434,788      $3259,788
Total liabilities ...............   $   125,825   $ 1,131,138    $ 1,979,211    $ 1,979,211
Stockholders' equity (deficiency)        78,557      (806,735)    (1,544,423)    (1,280,788)

                                  THE OFFERING

Common stock offered by selling stockholders...56,320,644(1)
Common stock outstanding.......................36,690,056 (2)
Use of proceeds................................We  will   not   receive   any
                                               proceeds  from the sale of the
                                               common  stock,   but  we  will
                                               receive    funds    from   the
                                               exercise    of   warrants   by
                                               selling    stockholders,    if
                                               exercised for cash.
"OTC Bulletin Board Quote".....................None

----------

(1) Represents 36,690,056 shares of common stock that were issued to selling stockholders and 19,630,588 shares of common stock underlying warrants that were issued to selling stockholders.

(2) The number of shares of common stock outstanding as of January 31, 2005 listed above excludes

      o     2,182,894 shares of common stock issuable upon exercise of options;

      o 20,302,582 shares of common stock issuable upon exercise of warrants with exercise prices ranging from $0.1952 to $0.40 per share;

      o     Commitments to issue stock, options or warrants.

                             ADDITIONAL INFORMATION

      In this prospectus, the terms "we", "us", and "our" refer to Advaxis, Inc., a Colorado corporation, and its consolidated subsidiary, Advaxis, as appropriate in the context, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of Advaxis, Inc.

                                  RISK FACTORS

      AN INVESTMENT IN THE COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD A COMPLETE LOSS. YOU SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE WHETHER TO BUY OUR COMMON STOCK.

RISKS SPECIFIC TO US

      WE ARE A DEVELOPMENT STAGE COMPANY.

      We are a development stage company with a history of losses and can provide no assurance as to future operating results.

      We have sustained losses from operations in each fiscal year since our inception and for the period ended September 30, 2004, and losses are expected to continue, due to the substantial investment in research and development, for the next several years. At September 30, 2004, we had an accumulated deficit of $1,863,568 and a stockholders' deficiency of $1,544,423. We expect to spend substantial additional sums on the continued research and development of proprietary products and technologies with no certainty that losses will not increase or that we will ever become profitable as a result of these expenditures.

      WE WILL REQUIRE SUBSTANTIAL ADDITIONAL FINANCING IN ORDER TO MEET OUR BUSINESS OBJECTIVES.

      Although we believe that the net proceeds received from the Private Placement will be sufficient to finance our currently planned operations for the near-term (approximately 12 to 24 months), such amounts will not be sufficient to meet our longer-term cash requirements or cash requirements for the commercialization of certain products currently in development. We will be required to issue equity or debt securities or enter into other financial arrangements, including relationships with corporate and other partners, in order to raise substantial additional capital during the five to ten year period of product development and the United States Food and Drug Administration ("FDA") testing through Phase III testing. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations".

      OUR LIMITED OPERATING HISTORY DOES NOT AFFORD INVESTORS A SUFFICIENT HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.

      We commenced our Listeria System vaccine development business in February 2002 and have existed as a development stage company since such time. Prior thereto we conducted no business. Accordingly, we have a limited operating history. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets such as the vaccine and therapeutic biopharmaceutical industry. Such risks include the following:

      o competition from companies that have substantially greater assets and financial resources than we have;

      o     need for acceptance of products;

      o ability to anticipate and adapt to a competitive market and rapid technological developments;

      o     amount  and  timing  of  operating  costs and  capital  expenditures
            relating   to   expansion   of   our   business,    operations   and
            infrastructure;

      o     need to rely on multiple levels of outside funding due to the length
            of  the  product   development  cycles  and  governmental   approved
            protocols associated with the pharmaceutical industry; and

      o     dependence upon key personnel.

We cannot be certain that our strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition and results of operations could be materially and adversely affected.

      WE CAN PROVIDE NO ASSURANCE OF THE SUCCESSFUL AND TIMELY DEVELOPMENT OF NEW PRODUCTS.

      Our products are at various stages of research and development. Further development and extensive testing will be required to determine their technical feasibility and commercial viability. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive products on a timely basis. Vaccine products that we may develop are not likely to be commercially available until the second part of this decade. The proposed development schedules for our products may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in governmental regulation, many of which will not be within our control. Any delay in the development, introduction or marketing of our products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects, the unproven technology involved and the other factors described elsewhere in "Risk Factors", there can be no assurance that we will be able to complete successfully the development or marketing of any new products. See "Business - Research and Development Program".

      WE MUST COMPLY WITH SIGNIFICANT GOVERNMENT REGULATIONS.

      The research and development, manufacture and marketing of human therapeutic and diagnostic products are subject to regulation, primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, research and development activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the products that we are developing. Noncompliance with applicable requirements can result in various adverse consequences, including, delay in approving or refusal to approve product licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, fines, criminal prosecution, recall or seizure of products, injunctions against shipping products and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

      The process of obtaining  requisite  FDA approval  has  historically  been costly and time consuming. Current FDA requirements for a new human drug or biological product to be marketed in the United States include: (1) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product's safety; (2) filing with the FDA of an Investigational New Drug Application ("INDA"), to conduct human clinical trials for drugs or biologics; (3) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and (4) filing by a Company and acceptance and approval by the FDA of a New Drug Application ("NDA") for a drug product or a Biological License Application ("BLA") for a biological product to allow commercial distribution of the drug or biologic.

      Pre-clinical tests include the evaluation of the product in the laboratory and in animal studies to assess the potential safety and efficacy of the product and its formulation. The results of the pre-clinical tests are submitted to the FDA as part of an INDA to support the evaluation of the product in human subjects or patients.

      Clinical trials involve administration of the product to patients under supervision of a qualified principal investigator. Such trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the product is tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to: (1) determine the biological or clinical activity of the product for specific, targeted indications; (2) determine dosage tolerance and optimal dosage; and (3) identify possible adverse effects and safety risks. If Phase II evaluations indicate that a product is effective and has an acceptable benefit-to-risk relationship, Phase III trials may be undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population. Phase IV studies, or post-marketing studies, may also be required to provide additional data on safety or efficacy.

      The FDA reviews the results of the clinical trials and may order the temporary or permanent discontinuation of clinical trials at any time if it believes the product candidate exposes clinical subjects to an unacceptable health risk. Investigational products used in clinical studies must be produced in compliance with cGMP (current good manufacturing practices under U.S. 21 CFR
Part 211, as amended and supplemented from time to time and the foreign equivalents).

      On November 21, 1997, former President Clinton signed into law the Food and Drug Administration Modernization Act. That act codified the FDA's policy of granting "Fast Track" approval for cancer therapies and other therapies intended to treat serious or life threatening diseases and that demonstrate the potential to address unmet medical needs. The Fast Track program emphasizes close, early communications between FDA and the sponsor to improve the efficiency of preclinical and clinical development, and to reach agreement on the design of the major clinical efficacy studies that will be needed to support approval. Under the Fast Track program, a sponsor also has the option to submit and receive review of parts of the NDA or BLA on a rolling schedule approved by FDA, which expedites the review process.

      The FDA's Guidelines for Industry Fast Track Development Programs require that a clinical development program must continue to meet the criteria for Fast Track designation for an application to be reviewed under the Fast Track Program. Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. While the FDA could consider evidence of partial tumor shrinkage, which is often part of the data relied on for approval, such information alone was usually insufficient to warrant approval of a cancer therapy, except in limited situations. Under the FDA's new policy, which became effective on February 19, 1998, Fast Track designation ordinarily allows a product to be considered for accelerated approval through the use of surrogate endpoints to demonstrate effectiveness. As a result of these provisions, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other surrogate endpoints of clinical benefit for approval. This new policy is intended to facilitate the study of cancer therapies and shorten the total time for marketing approvals. Under accelerated approval, the manufacturer must continue with the clinical testing of the product after marketing approval to validate that the surrogate endpoint did predict meaningful clinical benefit. To the extent applicable, we intend to take advantage of the Fast Track programs to obtain accelarated approval on our future products; however, it is too early to tell what effect, if any, these provisions may have on the approval of our product candidates.

      The orphan drug provisions of the Federal Food, Drug, and Cosmetic Act provide incentives to drug and biologics manufacturers to develop and manufacture drugs for the treatment of rare diseases, currently defined as diseases that exist in fewer than 200,000 individuals in the U.S. or, for a disease that affects more than 200,000 individuals in the U.S., where the sponsor does not realistically anticipate that its product will become profitable. Under these provisions, a manufacturer of a designated orphan product can seek tax benefits, and the holder of the first FDA approval of a designated orphan product will be granted a seven-year period of marketing exclusivity for that product for the orphan indication. While the marketing exclusivity of an orphan drug would prevent other sponsors from obtaining approval of the same compound for the same indication, it would not prevent other types of drugs from being approved for the same indication.

      Sales outside the United States of products we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, if the FDA has not approved a product for sale in the United States the product may be exported to any country if it complies with the laws of that country and has valid marketing authorization by the appropriate authority (i) in Canada, Australia, New Zealand, Japan, Israel, Switzerland or South Africa, or (ii) in the European Union or a country in the European Economic Area if the drug is marketed in that country or the drug is authorized for general marketing in the European Economic Area. There are specific FDA regulations that govern this process.

      Our ability to earn sufficient returns on our products may depend in part on the extent to which government health administration authorities, private health coverage insurers and other organizations will provide reimbursement for the costs of such products and related treatments. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available.

      WE CAN PROVIDE NO ASSURANCE THAT THE ADVAXIS PRODUCTS WILL OBTAIN REGULATORY APPROVAL OR THAT THE RESULTS OF CLINICAL STUDIES WILL BE FAVORABLE.

      The testing, marketing and manufacturing of any product will require the approval of the FDA. We cannot predict with any certainty the amount of time necessary to obtain such FDA approval and whether any such approval will ultimately be granted. Preclinical and clinical trials may reveal that one or more products is ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated. Moreover, obtaining approval for certain products may require the testing on human subjects of substances whose effects on humans are not fully understood or documented. Delays in obtaining FDA or any other necessary regulatory approvals of any proposed product and failure to receive such approvals would have an adverse effect on the product's potential commercial success and on our business, prospects, financial condition and results of operations. In addition, it is possible that a product may be found to be ineffective or unsafe due to conditions or facts which arise after development has been completed and regulatory approvals have been obtained. In this event, we may be required to withdraw such product from the market. To the extent that our success will depend on any regulatory approvals from governmental authorities outside of the United States which perform roles similar to that of the FDA, uncertainties similar to those stated above will also exist. See "Business - Governmental Regulation".

      WE RELY UPON PATENTS TO PROTECT OUR TECHNOLOGY. WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

      Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies, including the Listeria System, and the proprietary technology of others with which we have entered into licensing agreements. We have licensed eight patents and 12 patent applications from Penn. Further, we rely on a combination of trade secrets and nondisclosure, and other contractual agreements and technical measures to protect our rights in the technology. We depend upon confidentiality agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of the technology. These measures may not afford us sufficient or complete protection, and others may independently develop technology similar to ours, otherwise avoid the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations. We believe that our technology and the technology licensed from Penn do not infringe; however, we cannot assure you that the technology licensed from Penn will not, in the future be found to infringe upon the rights of others. We have become aware of a public company, Cerus Corporation, which has issued a press release claiming to have a proprietary Listeria-based approach to a cancer vaccine. We believe that through our exclusive license with Penn of U.S. Patent Nos. 5,830,702, 6,051,237 and 6,565,852, we have the earliest known and dominant patent position for the use of recombinant Listeria monocytogenes expressing proteins or tumor antigens as a vaccine for the treatment of infectious diseases and tumors. Based on searches of publicly available databases, we do not believe that Cerus or The University of California Berkeley (which is where Cerus' consulting scientist works) or any other third party owns any published Listeria patents or has any issued patent claims that might materially negatively affect our freedom to operate our business (as currently contemplated to be operated) in the field of Listeria monocytogenes. For more information about Cerus Corporation and its claims with respect to listeria-based technology, you should visit their web site at www.cerus.com or to view its publicly filed documents, www.sec.gov. Others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology or the licensed technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of our intellectual property, enter into royalty agreements or redesign our products so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on acceptable terms, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition and results of operations. See "Business--Patents and Licenses".

      WE ARE DEPENDENT UPON OUR LICENSE AGREEMENT WITH PENN, AS WELL AS PROPRIETARY TECHNOLOGY OF OTHERS.

         The manufacture and sale of any products developed by us will involve the use of processes, products or information, the rights to certain of which are owned by others. Although we have obtained licenses with regard to the use of Penn's patents as described herein and certain of such processes, products and information of others, we can provide no assurance that such licenses will not be terminated or expire during critical periods, that we will be able to obtain licenses for other rights which may be important to us, or, if obtained, that such licences will be obtained on commercially reasonable terms. If we are unable to maintain and/or obtain licenses, we may have to develop alternatives to avoid infringing or the patents of others, potentially causing increased costs and delays in product development and introduction or preclude the development, manufacture, or sale of planned products. Some of our licenses provide for limited periods of exclusivity that require minimum license fees and payments and/or may be extended only with the consent of the licensor. We can provide no assurance that we will be able to meet these minimum license fees in the future or that these third parties will grant extensions on any or all such licenses. This same restriction may be contained in licenses obtained in the future. Additionally, we can provide no assurance that the patents underlying any licenses will be valid and enforceable. Furthermore, we call to your attention that in 2001 an issue arose regarding the inventorship of U.S. Patent 6,565,852 and U.S. Patent Application No. 09/537,642 of Penn. These patent rights are included in the patent rights licensed by us from Penn. It is contemplated by Glaxo, Smith, Klein, Inc. ("GSK") Penn and us that the issue will be resolved through: (1) a correction of inventorship to add certain GSK inventors, (2) where necessary and appropriate, an assignment of GSK's possible rights under these patent rights to Penn, and (3) a sublicense from us to GSK. To date, this arrangement has not been finalized and we cannot assure that this issue will ultimately be resolved in the manner described above. See "Business - Patents and Licenses". To the extent any products developed by us are based on licensed technology, royalty payments on the licenses will reduce our gross profit from such product sales and may render the sales of such products uneconomical. See "Business - Corporate Partnerships and Agreements".

      WE MAY INCUR SUBSTANTIAL LIABILITIES FROM ANY PRODUCT LIABILITY CLAIMS IF OUR INSURANCE COVERAGE FOR THOSE CLAIMS IS INADEQUATE.

         We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, and will face an even greater risk if the product candidates are sold commercially. An individual may bring a liability claim against us if one of the product candidates causes, or merely appears to have caused, an injury. If we cannot successfully defend ourselves against the product liability claim, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

      o     decreased demand for our product candidates,

      o     injury to our reputation,

      o     withdrawal of clinical trial participants,

      o     costs of related litigation,

      o     substantial monetary awards to patients or other claimants,

      o     loss of revenues,

      o     the inability to commercialize product candidates, and

      o increased difficulty in raising required additional funds in the private and public capital markets.

      We currently do not have product liability insurance. We intend to obtain insurance coverage and to expand such coverage to include the sale of commercial products if marketing approval is obtained for any of our product candidates. However, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

      WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND REGULATIONS.

      We will use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. As appropriate, we will store these materials and wastes resulting from their use at our laboratory facility pending their ultimate use or disposal. We will contract with a third party to properly dispose of these materials and wastes. We will be subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We may also incur significant costs complying with environmental laws and regulations adopted in the future.

      IF WE USE BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY, WE MAY BE LIABLE FOR DAMAGES.

      Our research and development and manufacturing activities will involve the use of biological and hazardous materials. Although we believe our safety procedures for handling and disposing of these materials will comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of these materials. We do not carry specific biological or hazardous waste insurance coverage, workers compensation or property and casualty and general liability insurance policies which include coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended or terminated.

      WE NEED TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL; WE MAY BE UNABLE TO EFFECTIVELY MANAGE GROWTH WITH OUR LIMITED RESOURCES.

      At the date of this prospectus, we have one employee. We intend to expand our operations and staff materially. Our new employees will include a number of key managerial, technical, financial, research and development and operations personnel who will not have been fully integrated into our operations. We expect the expansion of our business to place a significant strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and results of operations will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations", "Business - Strategy", and "Business--Employees."

      WE DEPEND UPON OUR SENIOR MANAGEMENT AND KEY CONSULTANTS AND THEIR LOSS OR UNAVAILABILITY COULD PUT US AT A COMPETITIVE DISADVANTAGE.

      We depend upon the efforts and abilities of our senior executive, as well as the services of several key consultants, including Yvonne Paterson, Ph.D. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations. We have not obtained, do not own, nor are we the beneficiary of, key-person life insurance. See "Management--Employment Agreements".

      BECAUSE WE WILL NOT PAY CASH DIVIDENDS, INVESTORS MAY HAVE TO SELL SHARES IN ORDER TO REALIZE THEIR INVESTMENT.

      We have not paid any cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that the board of directors decides is relevant. See "Dividend Policy" and "Description of Securities -- common stock."

RISKS RELATED TO THE BIOTECHNOLOGY / BIOPHARMACEUTICAL INDUSTRY

      THE BIOTECHNOLOGY AND BIOPHARMACEUTICAL INDUSTRIES ARE CHARACTERIZED BY RAPID TECHNOLOGICAL DEVELOPMENTS AND A HIGH DEGREE OF COMPETITION. WE MAY BE UNABLE TO COMPETE WITH MORE SUBSTANTIAL ENTERPRISES.

      The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. Competition in the biopharmaceutical industry is based significantly on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. We compete with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area, including cancer. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions and governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

      We are aware of certain products under development or manufactured by competitors that are used for the prevention, diagnosis, or treatment of certain diseases we have targeted for product development. Various companies are developing biopharmaceutical products that potentially directly compete with our product candidates even though their approach to such treatment is different.

      We expect that our products under development and in clinical trials will address major markets within the cancer sector. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors' products may be an important competitive factor. Accordingly, the relative speed with which we can develop products, complete pre-clinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position. See "Business - Research and Development Programs" and "Business - Competition".

RISKS RELATED TO THE SECURITIES MARKETS AND INVESTMENTS IN OUR COMMON STOCK THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

      The trading price of our common stock may fluctuate substantially. The price of the common stock that will prevail in the market after the sale of the shares of common stock by the selling stockholders may be higher or lower than the price you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

      o price and volume fluctuations in the overall stock market from time to time;

      o fluctuations in stock market prices and trading volumes of similar companies;

      o actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

      o     general economic conditions and trends;

      o     major catastrophic events;

      o     sales of large blocks of our stock;

      o     departures of key personnel;

      o     changes  in  the  regulatory  status  of  our  product   candidates,
            including results of our clinical trials;

      o     events affecting Penn or any future  collaborators;

      o     announcements   of  new   products   or   technologies,   commercial
            relationships or other events by us or our competitors;

      o     regulatory developments in the United States and other countries;

      o failure of our common stock to be listed quoted on the Nasdaq Small Cap Market, American Stock Exchange, OTC Bulletin Board or other national market system;

      o     changes in accounting principles; and

      o discussion of us or our stock price by the financial and scientific press and in online investor communities.

      In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.

      IF ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE OR SHARES ELIGIBLE FOR FUTURE SALE WERE INTRODUCED INTO THE MARKET, IT COULD HURT OUR STOCK PRICE.

      We are authorized to issue 500,000,000 shares of common stock. As of January 31, 2005, there were an aggregate of 59,374,162 shares of our common stock issued and outstanding on a fully diluted basis.

      We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market by these holders or perceptions that such sales may take place may lower the common stock's market price.

      Currently, holders of 15,597,723 shares of our common stock are subject to a standstill agreement. Pursuant to the standstill agreement, such holders agree not to effect any sale, transfer or distribution of his, her or its equity securities in us, or any securities convertible into or exchangeable or exercisable for such securities, during the period from the November 12, 2004 until the earlier of (i) the date that this registration statement has been filed with and declared effective by the Securities and Exchange Commission ("SEC") and (ii) the first year anniversary of the date hereof, unless (a) such sale, transfer or distribution is approved in writing by a majority of the investors in the Private Placement, and (b) the transferee of such sold, transferred or distributed securities agrees in writing to be bound by the terms of the standstill agreement to the same extent as if they had originally been a party hereto.

      OUR COMMON STOCK IS CONSIDERED TO BE "PENNY STOCK".

      Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1, promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Penny stocks are stocks:

      o     with a price of less than $5.00 per share;

      o     that are not traded on a "recognized" national exchange;

      o whose prices are not quoted on the NASDAQ automated quotation system; or

      o of issuers with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenue of less than $6,000,000 for the last three years.

      Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a "penny stock" for the investor's account. We urge potential investors to obtain and read this disclosure carefully before purchasing any shares that are deemed to be "penny stock."

      Rule 15g-9 promulgated under the Exchange Act requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any "penny stock" to that investor. This procedure requires the broker-dealer to:

      o     obtain  from the  investor  information  about his or her  financial
            situation,   investment  experience  and  investment  objectives;

      o reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has enough knowledge and experience to be able to evaluate the risks of "penny stock" transactions;

      o provide the investor with a written statement setting forth the basis on which the broker-dealer made his or her determination; and

      o receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

      Compliance with these requirements may make it harder for investors in our common stock to resell their shares to third parties. Accordingly, our common stock should only be purchased by investors, who understand that such investment is a long-term and illiquid investment, and are capable of and prepared to bear the risk of holding the common stock for an indefinite period of time.

      WE MAY INCUR INCREASED COSTS AS A RESULT OF RECENTLY ENACTED AND PROPOSED CHANGES IN LAWS AND REGULATIONS RELATING TO CORPORATE GOVERNANCE MATTERS.

      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC and by the Nasdaq Stock Market, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

      A LIMITED PUBLIC TRADING MARKET MAY CAUSE VOLATILITY IN THE PRICE OF OUR COMMON STOCK.

      We have applied to have our common stock quoted on the OTC Bulletin Board. The quotation of our common stock on the OTC Bulleting Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experience extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

      THERE IS NO ASSURANCE OF AN ESTABLISHED PUBLIC TRADING MARKET.

      A regular trading market for our common stock may not be established or sustained in the future. The NASD has enacted recent changes that limit quotation on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, Over-The-Counter market that provides significantly less liquidity than the NASDAQ Stock Market. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their originial offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

      o     The issuance of new equity securities pursuant to a future offering;

      o     Changes in interest rates;

      o Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o     Variations in quarterly operating results

      o     Change in financial estimates by securities analysts;

      o     The depth and liquidity of the market for our common stock;

      o Investor perceptions of our company and the technologies industires generally; and

      o     General economic and other national conditions.

      We have applied to have our common stock quoted on the OTC Bulletin Board. In addition we are subject to a covenant to use our best efforts to apply to be listed on the American Stock Exchange or quoted on the Nasdaq National Stock Market. We cannot assure you that we will be successful in obtaining approval for such applications.

      OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CONTROL OUR BUSINESS AND MAY MAKE DECISIONS THAT ARE NOT IN OUR BEST INTERESTS.

      Our officers, directors and principal stockholders, and their affiliates, in the aggregate, beneficially own approximately 63.79% of the outstanding shares of our common stock on a fully diluted basis. As a result, such persons, acting together, have the ability to substantially influence all maters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders.

      SALES OF ADDITIONAL EQUITY SECURITIES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND YOUR RIGHTS IN US MAY BE REDUCED.

      The Selling Stockholders hereunder have the right to register securities for resale that they hold pursuant to registration rights agreements. We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, which may be subject to similar registration rights; provided, that the Selling Stockholders consent to such registration rights. The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, any new equity securities issued may have greater rights, preferences or privileges than our existing common stock.

      ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET.

      We are authorized to issue 500,000,000 shares of our common stock. As of January 31, 2005, we had 36,690,056 shares of our common stock issued and outstanding, excluding shares issuable upon exercise of our outstanding warrants and options. As of January 31, 2005, we had outstanding 2,182,894 options to purchase shares of our common stock at a weighted exercise price of $0.40 per share and outstanding warrants to purchase 20,302,582 shares of our common stock, with exercise prices ranging from $0.1952 to $0.40 per share. Pursuant to our 2004 Stock Option Plan, 2,381,525 shares of common stock are reserved for issuance under the plan. To the extent stock is issued or options and warrants are exercised, holders of our common stock wll experience dilution. In addition, in the event of any future financing of equity securities or securities convertible into or exchangeable for, equity securities, holders of our common stock may experience dilution.

      SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

      From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act of 1933"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securites which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under cetain circumstans, the sale of securities, without any limitations, by a non-affiliate of our company who has satisfied a two-year holding period. Any substantial sale of our common stock pursuat to Rule 144 or pursuant ot any resale prospectus may have an adverse effect on the market price of our securities.

      Holders of 15,597,723 shares of our common stock are subject to a standstill agreement. Pursuant to the standstill agreement, such holders agree not to effect any sale, transfer or distribution of his, her or its equity securities in us, or any securities convertible into or exchangeable or exercisable for such securities, during the period from the November 12, 2004 until the earlier of (i) the date that this registration statement has been filed with and declared effective by the SEC and (ii) the first year anniversary of the date hereof, unless (a) such sale, transfer or distribution is approved in writing by a majority of the investors in the Private Placement, and (b) the transferee of such sold, transferred or distributed securities agrees in writing to be bound by the terms of the standstill agreement to the same extent as if they had originally been a party hereto.

      An aggregate of 56,320,644 shares of common stock are being registered with the SEC in the registration statement of which this prospectus forms a part. The registration and subsequent sales of such shares of common stock will likely have an adverse effect on the market price of our common stock.

      WE ARE ABLE TO ISSUE SHARES OF PREFERRED STOCK WITH RIGHTS SUPERIOR TO THOSE OF HOLDERS OF OUR COMMON STOCK. SUCH ISSUANCES CAN DILUTE THE TANGIBLE NET BOOK VALUE OF SHARES OF OUR COMMON STOCK.

      Our Articles of Incorporation provide for the authorization of 5,000,000 shares of "blank check" preferred stock. Pursuant to our Articles of Incorporation, our Board of Directors is authorized to issue such "blank check" preferred stock with rights that are superior to the rights of stockholders of our common stock, at a purchase price then approved by our Board of Directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval.

      WE HAVE NO INTENTION TO PAY DIVIDENDS.

      We have never declared or paid any dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These statements include, but are not limited to:

      o statements as to the anticipated timing of clinical studies and other business developments;

      o     statements as to the development of new products;

      o expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures; and

      o expectations as to the market opportunities for our products, as well as our ability to take advantage of those opportunities.

      These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations", and "Business," as well as in this prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

      In addition, statements that use the terms "can," "continue," "could," "may," "potential," "predicts," "should," "will," "believe," "expect," "plan," "intend," "estimate," "anticipate," "scheduled" and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. Forward-looking statements do not guarantee future performance and involve risks and uncertainties. Actual results will differ, and may differ materially, from projected results as a result of certain risks and uncertainties. The risks and uncertainties include, without limitation, those described under "Risk Factors" and those detailed from time to time in our filings with the SEC, and include, among others, the following:

      o Our limited operating history and ability to continue as a going concern;

      o Our ability to successfully develop and commercialize products based on our therapies and the Listeria System;

      o A lengthy approval process and the uncertainty of FDA and other government regulatory requirements may have a material adverse effect on our ability to commercialize our aplications;

      o Clinical trials may fail to demonstrate the safety and effectiveness of our applications or therapies, which could have a material adverse effect on our ability to obtain government regulatory approval;

      o     The degree and nature of our competition;

      o     Our ability to employ and retain qualified employees; and

      o The other factors referenced in this prospectus, including, without limitation, under the section entitled "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations", and Business".

      These risks are not exhaustive. Other sections of this prospectus may include additonal factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements are made only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeeds from the sale of the shares of common stock by the selling stockholders, but we will receive funds from the exercise of warrants held by selling stockholders, if exercised for cash.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      Prior to January, 2005, there is no record of any quotes in the Pink Sheets or OTC Bulletin Board and according to our records no public sales of our securities have occurred.

      At January 31, 2005, there were approximately 83 holders of our common stock.

                                 DIVIDEND POLICY

      We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers significant.

                                    DILUTION

      We are only registering shares of common stock already outstanding and held by selling stockholders under this prospectus. As such, purchasers of shares of common stock sold under this prospectus shall not experience any immediate dilution as a result of or upon such purchase.

                                 CAPITALIZATION

      The following table sets forth as of December 31, 2004, our actual capitalization. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                       Actual
                                                                     (Unaudited)
                                                                   -----------
Long-term debt ..........................................          $   488,237

Stockholders' equity (deficit):

  Common stock ..........................................               32,341
  Additional paid in capital ............................            3,942,670
  Deferred compensation .................................                   --
  Retained earnings (deficit) ...........................           (1,988,345)
Total stockholders equity (deficit) .....................           (1,988,345)

         TOTAL CAPITALIZATION ...........................            2,476,582*
                                                                   ===========

            *     Not including short term payables.

                 SUMMARY CONSOLIDATED FINANCIAL DATA OF ADVAXIS

      On November 12, 2004, we acquired Advaxis, Inc., a Delaware corporation through the Share Exchange. The transaction was accounted for as a reverse acquistion whereby Advaxis became acquiror for accounting purposes. Accordingly, the historical financial statements of Advaxis will be our financial statements for reporting purposes.

      The following condensed statement of operations data for the period from March 1, 2002 (inception) to December 31, 2002, and the year ended December 31, 2003, and the selected balance sheet data at December 31, 2002 and 2003, are derived from Advaxis' financial statements and the related notes, audited by Goldstein Golub Kessler LLP, Certified Public Accountants, 1185 Avenue of the Americas, Suite 500, New York, NY 10036-2602, Advaxis' independent registered public accounting firm. The financial statements and the related notes as of December 31, 2002 and 2003 and for periods ended December 31, 2002 and 2003 are included elsewhere herein. The unaudited selected statement of operations data for the nine months ended September 30, 2003 and 2004, and the unaudited consolidated selected balance sheet data at September 30, 2004, are derived from Advaxis' unaudited financial statements, which have been prepared on a basis consistent with Advaxis' audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Advaxis' financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                         PERIOD FROM
                                        MARCH 1, 2002
                                        (INCEPTION) TO    YEAR ENDED      NINE MONTHS ENDED SEPTEMBER 30,
                                         DECEMBER 31,     DECEMBER 31,           (unaudited)
                                         ------------     ------------           -----------
STATEMENT OF OPERATIONS DATA:

                                            2002             2003             2003          2004
                                          ---------        ---------        ---------    ---------
Total operating expenses ..............   $ 167,902        $ 897,076        $ 722,184    $ 697,012
Interest expense (income) .............          --           17,190            7,539       46,048
Other income ..........................         966            4,521              505           57
Provision for income taxes ............          --               --               --           --

Net loss ..............................   $(166,936)       $(909,745)       $(729,218)   $(743,003)
LOSS  PER SHARE INFORMATION:

Basic and diluted net loss  per share .   $   (0.01)       $   (0.05)       $   (0.04)   $   (0.05)
                                          =========        =========        =========    =========

                                    DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                    ------------     ------------    --------------    -------------
                                                                      (unaudited)      (pro forma)
BALANCE SHEET DATA:

                                       2002             2003             2004              2004
                                       ----             ----             ----              ----
Cash and cash equivalents .......   $   204,382     $    47,160      $    48,045        $ 2,873,045
Intangible assets ...............            --     $   277,243      $   386,743        $   386,743
Total assets ....................   $   204,382     $   324,403      $   434,788        $  3259,788
Total liabilities ...............   $   125,825     $ 1,131,138      $ 1,979,211        $ 1,979,211
Stockholders' equity (deficiency)        78,557        (806,735)      (1,544,423)        (1,280,788)

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                             AND PLAN OF OPERATIONS

      This Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations and other portions of this prospectus contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by the forward-looking information. Factors that may cause such differences include, but are not limited to, availability and cost of financial resources, product demand, market acceptance and other factors discussed in this prospectus under the heading "Risk Factors". This Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

      OVERVIEW

      We are a biotechnology company utilizing multiple mechanisms of immunity with the intent to develop cancer vaccines that are more effective and safer than existing vaccines. We believe that by using our licensed Listeria System to engineer a live attenuated Listeria monocytogenes bacteria to secrete a protein sequence containing a tumor-specific antigen, we will force the body's immune system to process and recognize the antigen as if it were foreign, creating the immune response needed to attack the cancer. The licensed Listeria System, developed at Penn over the past 10 years, provides a scientific basis for believing that this therapeutic approach induces a significant immune response to the tumor. Accordingly, we believe that the Listeria System is a broadly enabling platform technology that can be applied in many cancers, infectious diseases and auto-immune disorders.

      Our therapeutic approach is based upon, and we have obtained an exclusive license with respect to, the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology at Penn involving the creation of genetically engineered Listeria that stimulate the innate immune system and induce an antigen-specific immune response involving humoral and cellular components.

      We have focused our initial development efforts on six lead compounds and anticipate commencing a Phase I clinical study of Lovaxin C, a potential cervical and neck cancer vaccine, in the first quarter of 2005. See "Business - Research and Development Program".

      We were originally incorporated in the state of Colorado on June 5, 1987 under the name Great Expectations, Inc. We were administratively dissolved January 1, 1997 and reinstated June 18, 1998 under the name Great Expectations and Associates, Inc. In 1999, we became a reporting company under the Securities Exchange Act of 1934, as amended. We were a publicly-traded "shell" company in November 2004 without any business. On November 12, 2004, we acquired Advaxis through the Share Exchange, as a result of which Advaxis become our wholly-owned subsidiary and our sole operating company. For financial reporting purposes, we have treated the Share Exchange as a reverse-merger, where Advaxis was the acquirer. As a result of the foregoing as well as the fact that the Share Exchange is treated as a recapitalization of Advaxis rather than as a business combination, the historical financial statements of Advaxis became our historical financial statements after the Share Exchange.

      On November 12, 2004, December 8, 2004 and January 4, 2005, we closed a private offering of an aggregate of 11,334,495 shares of our common stock and warrants to purchase an aggregate of 11,334,495 shares of our common stock resulting in aggregate net proceeds of approximately $3,253,000. Such offering was solely to "accredited investors", as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, through the Placement Agent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations - Liquidity and Capital Resources".

      On November 12, 2004 we converted $595,000 of aggregate principal promissory notes plus accrued interest outstanding into an aggregate of 2,136,441 shares of our common stock and warrants to purchase 2,223,549 shares of our common stock.

      On January 12, 2005, we closed a private offering of 3,832,753 shares of our common stock and warrants to purchase 3,832,753 shares of our common stock resulting in aggregate net proceeds of approximately $1,100,000. Such offering was to a single "accredited investor", as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operations - Liquidity and Capital Resources".

      To date we have been in the development stage. During the year ended December 31, 2003 and the nine months ended September 30, 2004, we had no customers and focused our efforts on research and development related to our product candidates, capital raising and formation, and activities relating to the Share Exchange. During these periods, our net loss was $909,745 and $743,003, respectively. As of December 31, 2003 and September 30, 2004, we had a working capital (deficit) of $997,184 and $(1,526,695), respectively and an accumulated deficit of $1,076,861 and $1,863,568, respectively.

PLAN OF OPERATIONS

      We intend to use the proceeds of the Private Placement closed on November 12, 2004, December 8, 2004 and January 4, 2005 and the proceeds of the offering closed on January 12, 2005 to conduct a Phase I clinical trial in cervical cancer using Lovaxin C, one of our lead product candidates in development using our Listeria System. We intend to expand our research and development team and further the development of the product candidates. We also intend to deploy a portion of the funds in expanding our manufacturing capabilities and in strategic activities. Our corporate staff will be responsible for the general and administrative activities.

      During the next 12 to 24 months, we anticipate that our strategic focus will be to achieve several objectives. Our foremost objectives are as follows and are further described under "Business - Strategy":

      o     Initiate and complete phase I clinical study of Lovaxin C;

      o     Continue pre-clinical development of our products;

      o     Continue  research  to expand our  technology  platform.

Accounting Policies; Impact of Growth

      Below is a brief description of basic accounting principles which we have adopted in determining our recognition of expenses, as well as a brief description of the effects that our management believes that our anticipated growth will have on our revenues and expenses in the future 12 months.

      Revenues. We do not anticipate that we will record any material revenues during at least the year ending December 31, 2005. When we recognize revenues, we anticipate that the revenue sources will be principally comprised of grants and licensing fees.

      Expenses. We recorded operating expenses for the year ended December 31, 2003 and the nine months ended September 30, 2004 of $897,076 and $697,012, respectively.

            Research and Development. During the year ended December 31, 2003 and the nine months ended September 30, 2004, we recorded research and development expenses of $491,508 and $228,880, respectively. Such expenses were principally comprised of manufacturing scale up and process development, license fees, sponsored research and consulting. We recognize research and development expenses as incurred. During the year ending December 31, 2005 and beyond, we anticipate that our research and development expenses will increase as a result of our expanded development and commercialization efforts related to clinical trials, product development, and development of strategic and other relationships that will be required ultimately for the licensing, manufacture and distribution of our product candidates.

            General and Administrative Expenses. During the year ended December 31, 2003 and the nine months ended September 30, 2004, we recorded general and administrative expenses of $405,568 and $468,132, respectively. General and administrative costs primarily include the salaries for executive, finance, facilities, insurances, accounting and legal assistance, as well as other corporate and administrative functions that serve to support Advaxis' current and our future operations and provide an infrastructure to support this anticipated future growth. During the year ending December 31, 2005 and beyond, we anticipate that our general and administrative costs will increase due to the increased compliance requirements, including, without limitation, legal, accounting, and insurance expenses, arising out of complying with periodic reporting and other regulations applicable to public companies.

            Interest Expense. During the year ended December 31, 2003 and the nine months ended September 30, 2004, we recorded interest expense of $17,190 and $46,048, respectively. Interest expense, relates primarily to our convertible promissory notes which have been converted into Units at the initial closing of our Private Placement on November 12, 2004. Each Unit consisting of 87,108 shares of common stock and warrants to purchase 87,108 shares of common stock.

      Recently Issued Accounting Pronouncements. In December 2004, the Financial Accounting Standards Board issued FASB Statement No. 123 (revised 2004), share-based payment. This statement requires that compensation cost relating to share based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the equity or liability instruments issued. At present, we are unable to determine what effect, if any, the adoption of FASB Statement No. 123 (revised 2004) will have on our financial statements.

RESULTS OF OPERATIONS

      NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2003

      Research and Development Expenses. Research and development expenses decreased by $156,197, or 40.5%, from $385,077 for the nine months ended September 30, 2003 to $228,880 for the nine months ended September 30, 2004. This decrease was principally attributable to the following:

      o a decrease in our related manufacturing expenses of 99.7% from $219,907 to $583;

      o     a decrease in license fees of 96.4% from $56,082 to $2,000;

      o an increase in outside research fees of 28.6% from $59,231 to $76,150;

      o     an increase in  consulting  fees of 201.2% from $49,857 to $150,147;
            and

      o outside research fees increased by $16,919, or 28.6%, from $59,231 for the nine months ended September 30, 2003 to $76,150 for the nine months ended September 30, 2004, as a result of sponsored research conducted at Penn.

      The following is a summary of the principal research and development expenses for the nine months ending September 30, 2003 and 2004.

                                     NINE MONTHS ENDED
                                        SEPTEMBER 30,
                                    --------------------
RESEARCH AND DEVELOPMENT              2004        2003      NET CHANGE    %
EXPENSES                                                                 CHANGE
                                    ---------   ---------   ---------    -----
Manufacturing                       $     583   $ 219,907   $(219,324)   (99.7)
License Fees                        $   2,000   $  56,082   $ (54,082)   (96.4)
Outside Research Fees               $  76,150   $  59,231   $  16,919     28.6
Consulting Fees                     $ 150,147   $  49,857   $ 100,290    201.2%
--------------------------------------------------------------------------------
       TOTAL                        $ 228,880   $ 385,077   $(156,197)   (40.5)
--------------------------------------------------------------------------------

      General and Administrative Expenses. General and administrative expenses increased by $131,025 or 38.9% from $337,107 for the nine months ended September 30, 2003 to $468,132 for the nine months ended September 30, 2004. This increase is primarily attributable to the following:

      o employee related expenses increased by $34,790, or 24.4%, from $142,806 for the nine months ended September 30, 2003 to $177,596 for the nine months ended September 30, 2004;

      o professional fees increased by $18,032, or 16.7%, from $107,546 for the nine months ended September 30, 2003 to $125,578 for the nine months ended September 30, 2004; and

      o consulting expenses increased by $36,650, or 56.2%, from $65,182 for the nine months ended September 30, 2003 to $101,832 for the nine months ended September 30, 2004.

      The following is a summary of the principal general and administrative expenses for the nine months ending September 30, 2003 and 2004 and the nine months ending September 30, 2003.

GENERAL AND                               NINE MONTHS ENDED
ADMINISTRATIVE EXPENSES                     SEPTEMBER 30,
                                         -------------------
                                                                             %
                                           2004       2003    NET CHANGE  CHANGE
                                         --------   --------   --------   ------
Consulting                               $101,832   $ 65,182   $ 36,650    56.2%
Total Employee Costs                     $177,596   $142,806   $ 34,790    24.4%
Insurance                                $  9,929   $  1,902   $  8,027   422.3%
Miscellaneous                            $  1,983   $  1,592   $    391    24.6%
Total Professional Fees                  $125,578   $107,546   $ 18,032   16.8 %
Total Travel & Entertainment             $ 14,191   $  5,213   $  8,978   172.2%

      Other Expenses.

      Other (expense) decreased by ($38,452), or 510.0%, from $7,539 for the nine months ended September 30, 2003 to ($45,991) for the nine months ended September 30, 2004. The decrease results primarily from an increase in interest payable on certain notes.

The following chart shows the changes in Other Income (Expense):

                                 NINE MONTHS ENDED
OTHER INCOME (EXPENSE)             SEPTEMBER 30,
                                ---------------------
                                  2004         2003       NET CHANGE  % CHANGE
                                --------     --------     --------     ------
Other Income                    $     57     $    505     $   (448)    (88.71)%
Interest Expense                $ 46,048     $  7,539     $ 38,509     (510.80)%

      No provision for income taxes was made for the nine months ended September 30, 2003 or 2004 due to significant tax losses during and prior to such periods.

      YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD FROM MARCH 1, 2002 (INCEPTION) TO DECEMBER 31, 2002

      Research and Development Expenses. Research and development expenses increased by $440,609, or 865.6%, from $50,899 for the period from March 1, 2002 (inception) through December 31, 2002 to $491,508 for the year ended December 31, 2003. This increase was principally attributable to the increase in outside research expenses increased by $33,838, or 53%, from $63,468 for the period from March 1, 2002 (inception) through December 31, 2002 to $97,306 for the year ended December 31, 2003 due to increased research fees due to Penn.

      General and Administrative Expenses. General and administrative expenses increased by $288,565 or 246.6% from $117,003 for the period from March 31, 2002 (inception) through December 31, 2002 to $405,568 for the year ended September 30, 2003. This increase is primarily attributable to the increase in professional fees increased by $316,457, or 328.85%, from $96,231 for the period from March 1, 2002 (inception) to December 31, 2002 to $412,688 for the year ended December 31, 2003 due to increased consulting and legal requirements.

      Interest Expenses. Interest expense increased by $17,190 or 100% from $0 for the period from March 31, 2002 (inception) through December 31, 2002 to $17,190 for the year ended December 31, 2003. The increase results primarily from the interest attributable to notes issued during such later period.

      No provision for income taxes was made for the period from March 31, 2002 (inception) through December 31, 2002 or the year ended December 31, 2003 due to significant tax losses incurred.

LIQUIDITY AND CAPITAL RESOURCES

      At December 31, 2003 and September 30, 2004, our cash was $47,160 and $48,045, respectively, and our working capital (deficit) was $997,184 and $1,526,665.

      To date, our principal sources of liquidity has been cash provided by private offerings of our securities. These offering have been structured so as to be exempt from the prospectus delivery requirements under the Securities Act of 1933. Our principal uses of cash have been research and development and working capital. We anticipate these uses will continue to be our principal uses of cash in the future.

      Although we believe that the net proceeds to be received by us from our private offerings and existing cash resources will be sufficient to finance our currently planned operations for approximately the next 12 to 24 months, we do not believe that these amounts will be sufficient to meet our longer-term cash requirements or our cash requirements for the commercialization of any of our existing or future product candidates. We will be required to issue equity or debt securities or to enter into other financial arrangements, including relationships with corporate and other partners, in order to raise additional capital. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected.

      The following factors, among others, could cause actual results to differ from those indicated in the above forward-looking statements: increased length and scope of our clinical trials, increased costs related to intellectual property related expenses, increased cost of manufacturing and higher consulting costs. These factors or additional risks and uncertainties not known to us or that we currently deem immaterial may impair business operations and may cause our actual results to differ materially from any forward-looking statement.

      Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to make changes in our expectations.

      We expect our future sources of liquidity to be primarily equity capital raised from investors, as well as licensing fees and milestone payments in the event we enter into licensing agreements with third parties, and research collaboration fees in the event we enter into research collaborations with third parties.

      On November 12, 2004, we sold to accredited investors at an initial closing of the Private Placement 117 Units at $25,000 per unit for an aggregate purchase price of $2,925,000. Each Unit is comprised of (i) 87,108 shares of our common stock and (ii) a five-year warrant to purchase 87,108 shares of our common stock at an exercise price of $0.40 per share. At the initial closing, the accredited investors received an aggregate of 10,191,638 shares of common stock and warrants to purchase 10,191,638 shares of common stock. In addition, on November 12, 2004, $595,000 aggregate principal amount of convertible promissory notes of Advaxis, including accrued interest, were converted into units on the same terms as those upon which the Units sold. The holders of these notes received an aggregate of 2,136,441 shares of common stock and warrants to purchase 2,136,441 shares of common stock upon conversion of these notes plus accrued interest thereon.

      On December 8, 2004, we sold to accredited investors at a second closing of the Private Placement 8 units for an aggregate purchase price of $200,000. At such closing, the accredited investors received an aggregate of 696,864 shares of common stock and warrants to purchase 696,864 shares of Common Stock.

      On January 4, 2005, we sold to accredited investors at a third closing of the Private Placement 5.12 Units for an aggregate purchase price of $128,000. At such closing, the accredited investors received an aggregate of 445,993 shares of common stock and warrants to purchase 445,993 shares of Common Stock.

      Pursuant to the terms of a investment banking agreement, dated March 19, 2004, by and between us and Sunrise Securities, Corp. ("Sunrise" or the "Placement Agent"), we issued to the Placement Agent and its designees an aggregate of 2,283,445 shares of common stock and warrants to purchase up to an aggregate of 2,666,900 shares of common stock. The shares were issued as part consideration for the services of Sunrise, as our placement agent in the Private Placement. In addition, we paid Sunrise a total cash fee of $50,530.

      On January 12, 2005, we sold to one accredited investor at a closing of a subsequent private placement offering 44 units for an aggregate purchase price of $1,100,000. As with the Private Placement, each Unit issued and sold in this subsequent private placement was sold at $25,000 per unit and is comprised of
(i) 87,108 shares of our common stock, and (ii) a five-year warrant to purchase 87,108 shares of our common stock at an exercise price of $0.40 per share. At such closing, the accredited investor received an aggregate of 3,832,752 shares of common stock and warrants to purchase 3,832,752 shares of common stock.

      We are party to a license agreement, dated June 17, 2002, as amended, between Advaxis and The Trustees of the University of Pennsylvania, pursuant to which Advaxis has agreed to pay $525,000 over a four-year period as a royalty after the first commercial sale of our products covered by the license. Advaxis is also obligated to pay annual license maintenance fees under this agreement ranging from $25,000 to $125,000 per year after the first commercial sale of a product under the license, as well as pay up to $482,000 to the licensor upon receiving financing. The amount due is contingent upon the size of the financing.

      For a description of material employment agreements to which we are party, see "Certain Relationships and Related Party Transactions".

      IMPACT OF INFLATION

      We believe that our results of operations are not dependent upon moderate changes in inflation rates.

                                    BUSINESS

GENERAL

      We are a biotechnology company utilizing multiple mechanisms of immunity to develop what we hope to be more effective and safe cancer vaccines. We believe that by using our licensed Listeria System to engineer a live attenuated Listeria monocytogenes bacteria to secrete a protein sequence containing a tumor-specific antigen, we will force the body's immune system to process and recognize the antigen as if it were foreign, creating the immune response needed to attack the cancer. The licensed Listeria System, developed at Penn over the past 10 years, provides a substantial scientific basis for believing that this therapeutic approach induces a significant immune response to the tumor. Accordingly, we believe that the Listeria System is a broadly enabling platform technology that can be applied in many cancers, infectious diseases and auto-immune disorders.

      Our therapeutic approach is based upon, and we have obtained an exclusive license with respect to, the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology at Penn involving the creation of genetically engineered Listeria that stimulate the innate immune system and induce an antigen-specific immune response involving humoral and cellular components.

      We have focused our initial development efforts on six lead compounds and anticipate commencing a Phase I clinical study of Lovaxin C, a potential cervical and neck cancer vaccine, in the first quarter of 2005. See "Business - Research and Development Program".

STRATEGY

      During the next 12 to 24 months, we anticipate that our strategic focus will be to achieve several objectives. Our foremost objectives are as follows:

      Initiate and Complete Phase I Clinical Study of Lovaxin C. We have had several meetings with the FDA and the Recombinant Advisory Committee of the National Institutes of Health (the "NIH") and have designed a Phase I clinical study, which is primarily a study of the safety of Lovaxin C. We plan to commence this clinical study in the first quarter 2005 and complete this clinical study by the first quarter of 2006. We anticipate that the study will be conducted on 20 to 30 patients with advanced cervical cancer.

      We have demonstrated that the therapeutic response works in concept. In preparation for the commencement of our Phase I study of Lovaxin C, we have done the following:

      o     optimized the Listeria strain to be used;

      o identified and contracted with a manufacturing partner for material manufactured in accordance with "good manufacturing practices" or "GMP" as established by the FDA;

      o     identified a principal investigator for the trial;

      o     written a protocol; and

      o commenced preparing an investigational new drug application, or IND, with an external consulting group.

      Following  the  completion  of the  Phase I study  and  assuming  that the results of this study are  favorable,  we intend to  prepare  Phase II  clinical studies to demonstrate sufficient induction of immunity and therapeutic efficacy, as well as to optimize the dosage and dosing regimen for the final vaccine formulation. Thereafter, and assuming that the results of this study are favorable, we intend to conduct Phase III clinical studies to demonstrate safety, efficacy and the potency of the investigational vaccine. Such studies are expected to occur in the next five to ten years. Throughout this process, we will be meeting with the FDA prior to and at the conclusion of each phase to reach a consensus before initiating any studies, in order to minimize regulatory risks during this clinical development process.

      At the conclusion of the Phase III studies, we intend to prepare and file a BLA with the FDA. Prior to submission of the BLA, we intend to seek Fast Track designation from the FDA, which shortens the internal FDA review process for the BLA to six months. As we accrue clinical data demonstrating the safety, efficacy and potency of the product in Phase I and II clinical studies we will also explore other regulatory approval options with the FDA that could expedite the licensure of the final vaccine.

      Continue Pre-Clinical Development of Our Products, as well as Continued Research to Expand Our Technology Platform. We intend to continue to devote a substantial portion of our resources to the continued pre-clinical development of our product candidates as well as the continued research to expand our technology platform. Specifically, we intend to focus upon research relating to combining our Listeria System with new and additional tumor antigens which, if successful may lead to additional cancer vaccines and other therapeutic products. These activities will require significant financial resources, as well as areas of expertise beyond those readily available. In order to provide additional resources and capital, we may enter into research, collaborative, or commercial partnerships, joint ventures, or other arrangements with competitive or complementary companies, including major international pharmaceutical companies, or with universities, such as its relationship with Penn and UCLA. See "Business - Partnerships and Agreements - Penn".

BACKGROUND

      CANCER

      Despite tremendous advances in science, cancer remains a major health problem, and for many it continues to be the most feared of diseases. Although age-adjusted mortality rates for all cancer fell during the 1990's, particularly for the major cancer sites (lung, colorectal, breast, and prostate), mortality rates are still increasing in certain sites such as liver and non-Hodgkin's lymphoma. The American Cancer Society estimates that more than eight million Americans were treated for cancer in 1999. According to the HCUP, in 2000, treatment of the top five cancers resulted in $10.8 billion in hospital costs.

      Cancer is the second largest cause of death in the United States, exceeded only by heart disease. Approximately 1,268,000 new cases of cancer were expected to be diagnosed in 2001, and 553,400 Americans were expected to die from the disease. Since 1990, nearly 15 million new cases have been diagnosed. The NIH estimates the overall cost for cancer in the year 2000 at $180.3 billion: $60 billion for direct medical costs, $15 billion for indirect morbidity costs (loss of productivity due to illness) and, $105.2 billion for indirect mortality costs (cost of lost productivity due to premature death). (Source: cancer facts & figures 2001, American Cancer Society).

IMMUNE SYSTEM AND NORMAL ANTIGEN PROCESSING

      Living  creatures,  including  humans,  are  continually  confronted  with potentially infectious agents. The immune system has developed multiple mechanisms that allows the body to recognize these agents as foreign, and to target a variety of immunological responses, including innate, antibody, and cellular immunity, that mobilize the body's natural defenses against these foreign agents that will eliminate them. In this regard, there are a host of cells involved in the recognition of and response to antigens, substances, typically proteins, that are recognized by the body's immune system and generate an immune response. Antigens are frequently found on the outside of invading cells like bacteria, but can also be found on the body's own cells when they are either infected by a virus or transformed into a cancer cell.

      The combination of the antibody (also called humoral) system and the cell mediated system results in the immune response. Different disorders need a different mix of responses to eliminate the problem, e.g., a streptococcal infection is typically attacked primarily by the humoral system, and a cancer cell is typically attacked by the cell mediated system.

      The first step in recognizing a foreign antigen is antigen processing. When cells involved in the recognition and response encounter an antigen that they do not recognize, they ingest the antigen. The antigen is then cut into small pieces and the pieces are combined with proteins called "MHCs" and pushed out to the cell surface. On the cell surface, the antigen is then able to interact with certain classes of cells created by the immune system that produce the specialized cells needed to help in the production of antibodies and the induction of cytotoxic lymphocytes, primarily with antibodies. This system is called the exogenous pathway, since it is the prototypical response to an exogenous antigen like a bacteria.

      There exists another pathway, called the endogenous pathway. In this system, when one of the body's cells begins to create unusual proteins, the protein is processed and expelled to the surface cell and is the cytoplasm into fragments. These are directed into the endoplasmic reticulum, where they bind major Historocompatibility Complex proteins, and then traffic to the cell surface. This signal then calls immune cells to come to the site of the infection and kill the cell. The endogenous pathway is used by the body to eliminate cells that are creating unusual proteins (e.g., cancer cells or cells infected with a virus).

      In clinical cancer, the body does not recognize the cancer cells as foreign. Our technology forces the body to recognize tumor-associated or tumor-specific antigens as foreign, thus creating the immune response needed to attack the cancer. It does this by combining elements of the endogenous and exogenous pathways utilizing a number of biologic characteristics of the Listeria bacteria.

      MECHANISM OF ACTION

      Listeria is a bacteria well known to medical science because it can cause an infection in humans. When Listeria enters the body, it is seen as foreign by the antigen processing cells and ingested into cellular compartments called lysosomes, whose destructive enzymes kill most of the bacteria. A certain percentage of these bacteria, however, are able to break out of the lysosomes and enter into the cytoplasm of the cell, where they are relatively safe from the immune system. The bacteria multiply in the cell, and the Listeria is able to force the cell to move the bacteria to its cell surface so it can push into neighboring cells and spread. In this way, Listeria can cause various clinical conditions, including sepsis, meningitis and placental infections in pregnant women.

      Listeria produces a substance known as listeriolysin ("LLO"), a protein that cuts a hole in the membrane of the lysosome and allows the bacteria to escape into the relatively safe cytoplasm. Once in the cytoplasm, however, LLO is also capable of cutting a hole in the cell membrane. This would destroy the cell, and spill the bacteria back out into the space between the cells, where it would be exposed to more immune cell attacks and destruction. To prevent this, LLO has a sequence of approximately 30 amino acids attached to it known as the PEST1 sequence. This PEST sequence is used by normal cells to force the rapid turnover of proteins that need only have a short life in the cytoplasm. Listeria has evolved the ability to utilize this PEST sequence itself as a routing tag that tells the cells to grab the LLO in the cytoplasm and pull it into the endoplasmic reticulum, where it is processed just like a protein antigen in the endogenous pathway. The benefit for the Listeria is that the LLO is neutralized and the bacteria can continue to prosper inside the cell; the benefit provided by our technology is that we now have a path into the antigen processing system that causes an immune response of the tumor-specific antigen.

RESEARCH AND DEVELOPMENT PROGRAM

      OVERVIEW

      We use genetically engineered Listeria monocytogenes as a therapeutic agent. We start with an attenuated Listeria, and then add to this bacteria a plasmid that encodes a protein sequence that includes a portion of the LLO molecule (including the PEST sequence) and the tumor antigen of interest. This protein is secreted by the Listeria inside the antigen processing cells, which then results in the immune response as discussed above.

      We can use different tumor antigens (or other antigens) in this system. By varying the antigen, we create different therapeutic agents. Our lead agent, Lovaxin C, uses a human papillomavirus derived antigen that is present in cervical cancers. Lovaxin B uses her2/neu, an antigen found in many breast cancer and melanoma cells, to induce an immune response that should be useful in treating these conditions. The table below shows a list of potential products and their current status:

PRODUCT    INDICATION                            STAGE

Lovaxin C  Cervical and neck cancers             Pre-clinincal;  Phase  I study
                                                 in cervical cancer anticipated
                                                 to  commence in the first half
                                                 of 2005*

Lovaxin B  Breast cancer and melanoma            Pre-clinical;  Phase  I  study
                                                 anticipated   to  commence  in
                                                 2006

Lovaxin NY Ovarian melanoma and lung cancer      Pre-clinical;  Phase  I  study
                                                 anticipated   to  commence  in
                                                 2006

Lovaxin W  Wilms tumor and leukemia              Pre-clinical;  Phase  I  study
                                                 anticipated   to  commence  in
                                                 2006

Lovaxin T  Cancer through control of telomerase  Pre-clinical

Lovaxin H  Prophylactic vaccine for HIV (AIDS)   Pre-clinical

* Possible delays of up to three months based on availability of materials and toxins.

PARTNERSHIPS AND AGREEMENTS

      PENN

      We have entered into a 20-year exclusive worldwide license, with the right to grant sublicenses, with Penn with respect to the innovative work of Yvonne Paterson, Ph.D., Professor of Microbiology in the area of innate immunity, or the immune response attributable to immune cells, including dentritic cells, macrophages and natural killer cells, that respond to pathogens non-specifically. The license provides us with the exclusive rights to the patent portfolio developed at Penn in connection with Dr. Paterson and requires us to raise capital, pay various milestone and licensing payments and commercialize the technology. In exchange for the license, Penn received shares of our common stock currently representing approximately 10.68% of our common stock on a fully-diluted basis. In addition, Penn is entitled to receive a non-refundable license initial fee, royalty payments based on net sales and percentages of sublicense fees. Furthermore, upon the achievement of the first sale of a product in certain fields, Penn shall be entitled to certain milestone payments. However, Penn is not involved in management of our company or in exploitation of the patent portfolio. Based on the agreements with Penn, we will be responsible for filing new patents and maintaining the existing patents.

      DR. YVONNE PATERSON

      Dr. Paterson is a Professor in the Department of Microbiology at Penn and the inventor of our licensed technology. She has been an invited speaker at national and international health field conferences and leading academic institutions. She has served on many federal advisory boards, such as the NIH expert panel to review primate centers, the Office of AIDS Research Planning Fiscal Workshop, and the Allergy and Immunology NIH Study Section. She has been Section Editor of the Journal of Immunology since 1994. She has written over 115 publications in immunology (including a recently published book) with emphasis during the last several years on the areas of HIV, AIDS and cancer research. Her instruction and mentorship has trained over 30 post-doctoral and doctoral students in the fields of Biochemistry and Immunology, many of whom are research leaders in academia and industry.

      Dr. Paterson is currently the principal investigator on grants from the federal government and charitable foundations totaling approximately $1.8 million dollars per year. Her research interests are broad, but her laboratory has been focused for the past ten years on developing novel approaches for prophylactic vaccines against infectious disease and immunotherapeutic approaches to cancer. The approach of the laboratory is based on a long-standing interest in the properties of proteins that render them immunogenic and how such immunogenicity may be modulated within the body.

      Consulting Agreement. We entered into a new consulting agreement with Dr. Paterson in January 2005 which expires on January 31, 2006 with automatic renewals for up to six aditional preiods of six months each pursuant to which we have had access to Dr. Paterson's consulting services for one full day per week. Dr. Paterson has advised us on an exclusive basis on various issues related to our technology, manufacturing issues, establishing our lab, knowledge transfer, and our long-term research and development program. Pursuant to the agreement, Dr. Paterson has received options to purchase 169,048 shares of our common stock subject to vesting. Dr. Paterson is to receive $3,000 per month throughout the term of the Agreement; provided, that upon the closing of an additonal $3 million in equity capital, Dr. Paterson shall receive $5,000 per month; provided, further, that upon the closing of an additonal $6 million in equity capital, Dr. Paterson shall receive $7,000 per month; and provided, further, that upon the closing of an additional of $9 million in equity capital, Dr. Pateron shall receive $9,000 per month. In addition, subject to the adoption of a new stock option plan by our stockholders, Dr. Paterson shall receive options to purchase 400,000 shares of common stock at an exercise price of $0.28 per share with 40,000 fully vested when granted and the remaining 360,000 options vesting equally over 48 months; provided that Dr. Paterson remains a consultant over the four year period.

      Sponsored Research Agreement. We entered into a sponsored research agreement which terminates on June 30, 2005 with Penn and Dr. Paterson and have paid approximately $199,000 to sponsor her continued research in this area. We believe that Dr. Paterson's continuing research will serve as a source of ongoing findings and data that both supports and strengthen the existing patents. Her work will expand the claims of the patent portfolio (potentially including adding claims for new tumor specific antigens, the utilization of new vectors to deliver antigens, and applying the technology to new disease conditions) and create the infrastructure for the future filing of new patents.

      Scientific Advisory Board. Dr. Paterson is also the chairman of our Scientific Advisory Board and one of our stockholders.

      DR. DAVID FILER

      We have entered a consulting agreement with Dr. David Filer, a biotech consultant. The Agreement commenced on January 7, 2005 and has a six month term, which may be extended upon the agreement of both parties. Dr. Filer shall provide to us for three days per month during the term of the agreement assistance on its development efforts, reviewing our scientific technical and business data and materials and introducing us to industry analysts, institutional investors collaborators and strategic partners. In consideration for provided the consulting services we will pay $2,000 per month in cash. In addition, subject to the adoption of a new stock option plan by our stockholders, Dr. Filer will receive 40,000 options to purchase shares of common stock, vesting monthly over 12 months provided that the agreement is not terminated.

      ACCESSBIO, INC (JOY CAVAGNARO, PH.D.)

      We entered into an agreement with Joy Cavagnaro, Ph.D., to advise us on an on-going basis in the preparation of our science based regulatory strategy and submissions with an emphasis on the design and safety of pre-clinical safety evaluation programs to support initiation of clinical trials and integration of pre-clinical and clinical research programs to support uninterrupted clinical development, interpretation of FDA guidelines and development of global registration strategies. A former expert toxicologist with the FDA, Dr. Cavagnaro has a distinguished reputation within the industry and the agency. Pursuant to the terms an agreement between Dr. Cavagnaro and us, in exchange for its services, AccessBio is entitled to receive cash and accrued compensation totalling $3,000 per month, as well as options to purchase our common stock. The agreement was to terminate on September 15, 2004 but has been extended until March 15, 2005.

      DNA BRIDGES, INC. ("DNA")

      We have entered into an agreement with DNA Bridges, Inc. to develop and manage our grant writing strategy and application program. Advaxis will pay DNA according to a fee structure based on achievement of milestones. In addition, DNA has received 16,200 options to purchase shares of our common stock. Either party may terminate this agreement upon 30 days' prior notice.

      Eileen Gorman, Ph.D., a principal and owner of DNA, has extensive experience in accessing public financing opportunites, the national SBIR and related NIH/NCI programs with approximately 30 years of industry experience.

      UCLA

      We have entereed into a nonexclusive license and bailment agreement with the Regents of the University of California ("UCLA") to commercially develop products using the XFL7 strain of Listeria monoctyogenes in humans and animals. The agreement is effective for a period of 15 years and renewable by mutual consent of the parties. Advaxis is to pay UCLA an initial licensee fee and annual maintainence fees for use of the Listeria. We may not sell products using the Listeria other than agreed upon products or sublicense the rights granted under the license agreement without the prior written consent of UCLA.

      DAVID CARPI

      We have entered into a consulting and placement agent agreement with David Carpi, whereby Mr. Carpi will assist us in the prepartation and refinement of our marketing summary and presentation materials and introduce us to pharmaceutical and biotechnology companies which may be interested in strategic partnerships. Mr. Carpi will receive compensation payable in cash and options for our common stock upon completion of a transaction with a strategic partner introduced by Mr. Carpi. The agreement was to terminate on December 31, 2004 but the parties are in the process of renewing the agreement and intend to extend the agreement until June 2005.

      We have entered into a government funding fee agreement with Mr. Carpi, whereby Mr. Carpi will assist us in obtaining government funding for clinicial studies for certain of our products. Mr. Carpi will receive options for our common stock if he is successful in obtaining government funding for us. The agreement expires on April 5, 2005 and thereafter renews on a monthly basis unless terminated in writing by either party.

      COBRA BIO MANUFACTURING

      In July 2003, we entered into an agreement with Cobra Biomanufacturing PLC for the purpose of manufacturing our vaccines. Cobra has extensive experience in manufacturing gene therapy products for investigational studies. Cobra is a full service manufacturing organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotech industry. These services include the GMP manufacturing of DNA, recombinant protein, viruses, mammalian cells products and cell banking. Cobra's manufacturing plan for us calls for several manufacturing stages, including process development, manufacturing of non-GMP material for toxicology studies and manufacturing of GMP material for the Phase I trial. The agreement is to expire upon the delivery of the GMP material for the Phase I trial.

      PHARM-OLAM INTERNATIONAL LTD.

      In January 2005, we entered a consulting agreement with Pharm-Olam International Ltd. ("POI"), a Texas limited partnership specializing in pre clinical and toxicology programs. Pursuant to the agreement, POI shall execute and manage our toxicology studies, with certain third parties. In consideration for providing the consulting services, POI will receive $272,163.

      LVEP MANAGEMENT, LLC

      We entered into a consulting agreement with LVEP Management, LLC ("LVEP") which is owned by Scott Flamm, one of our directors and a principal shareholder. LVEP employs Mr. Flamm and Mr. Roni Appel, our Chief Financial Officer, director and a principal shareholder. Pursuant to the consulting agreement, dated as of January 19, 2005, LVEP is to provide various financial and strategic consulting services to us. The initial term of the consulting agreement is until September 30, 2005 and thereafter the term of the consulting agreement shall be automatically extended for six month periods unless we notify LVEP at least 60 days prior to the end of term of our intent not to extend. In consideration for providing the consulting services, LVEP received an initial payment of $4,500 and shall receive $7,000 per month during the term of the consulting agreement plus reimbursement of approved expenses in connection with providing the consulting services. Additionally, LVEP shall receive, 3,500 restricted shares of common stock per month.

      STRATEGIC GROWTH INTERNATIONAL, INC.

      We entered into an agreement with Strategic Growth International, Inc.("SGI") whereby SGI will serve as an investor relations consultant. The term of this agreement is for a period of 18 months commencing on the date of the effectiveness of this registration statement. In consideration for performing its services, SGI is to be paid $7,000 per month, provided, that upon the effective date of this prospectus, SGI is to receive $8,000 per month and $7,000 of common stock with piggyback rights. In addition, SGI is to be issued a warrant to purchase 240,000 shares of common stock, exercisable for 5 years, with cashless exercise and piggyback rights. Furthermore, SGI is to be paid a finder's fee for any financing by us, from an approved institution introduced to us by SGI.

PATENTS AND LICENSES

      Dr. Paterson and Penn have invested significant resources and time in developing a broad base of intellectual property around the cancer vaccine platform technology to which we have a 20-year exclusive worldwide license and a right to grant sublicenses to pursuant to our license agreement with Penn. Penn currently has eight issued and 12 pending patents in the United States and other countries including Japan, Canada, Israel, Australia, and the European Union, through the Patent Cooperation Treaty (PCT) system pursuant to which we have an exclusive license to exploit the patents. We believe that these patents will allow us to take a strong lead in the field of Listeria-based therapy.

      The Penn patent portfolio is currently comprised of the following:

UNITED STATES

      PATENTS

      U.S. Patent No. 6,051,237, issued April 18, 2000. Patent Application No. 08/336,372, filed November 8, 1994 for "Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector."

      U.S. Patent No. 6,565,852, issued May 20, 2003, Paterson, et al., CIP Patent Application No. 09/535,212, filed March 27, 2000 for "Specific Immunotherapy of Cancer Using a Live Recombinant

      Bacterial Vaccine Vector."

      U.S. Patent No. 6,099,848, issued August 8, 2000. Frankel et al., Patent Application No. 08/972,902 "Immunogenic Compositions Comprising DAL/DAT Double-Mutant, Auxotrophic, Attentuated Strains of Listeria and Their Methods of Use." Filed November 18, 1997.

      U.S.  Patent  No.   6,504,020,   issued  January  7,  2003  of  Divisional
      Application No. 09/520,207 "Isolated Nucleic Acids Comprising Listeria DAL And DAT Genes". Filed March 7, 2000., Frankel et al.

      U.S. Patent No. 6,635,749, issued October 21, 2003; Divisional U.S. Patent Application No. 10/136,253 for "Isolated Nucleic Acids Comprising Listeria DAL and DAT Genes." Filed May 1, 2002, Frankel, et al.

      U.S. Patent No. 5,830,702, issued November 3, 1998. Patent Application No. 08/366,477, filed December 30, 1994 for "Live, Recombinant Listeria SSP Vaccines and Productions of Cytotoxic T Cell Response" Portnoy, et al.

      US Patent No. 6,767,542 issued July 27, 2004, Paterson, et al. Patent Application No. 09/735,450 for "Compositions and Methods for Enhancing Immunogenicity of Antigens." Filed December 13, 2000. CIP of 09/537,642

      PATENT APPLICATIONS

      U.S. Patent Application No. 10/441,851, "Methods And Compositions For Immunotherapy of Cancer," Filed May 20, 2003, Paterson et al. U.S. Patent

      Application No. 10/239,703 for "Compositions and Methods for Enhancing Immunogenicity of Antigens." Filed September 24, 2002, Paterson, et al.

      Patent Application No. 09/537,642 for "Fusion of Non-Hemolytic, Truncated Form of Listeriolysis o to Antigens to Enhance Immunogenicity." Filed March 29, 2000. Paterson, et al.

      U.S. Patent Application No. 10/660,194, "Immunogenic Compositions Comprising DAL/DAT Double Mutant, Auxotrophic Attenuated Strains Of Listeria And Their Methods Of Use," Filed September 11, 2003, Frankel et al.

INTERNATIONAL

      PATENTS

      Australian  Patent  No.  730296,   Patent  Application  No.  14108/99  for
      "Bacterial Vaccines Comprising Auxotrophic, Attenuated Strains of Listeria Expressing Heterologous Antigens." Filed May 18, 2000. Frankel, et al.

      PATENT APPLICATIONS

      Canadian Patent Application No. 2,204,666, for "Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector". Filed November 3, 1995, Paterson et al.

      Canadian  Patent   Application  No.  2,309,790  for  "Bacterial   Vaccines
      Comprising   Auxotrophic,   Attenuated  Strains  of  Listeria   Expressing
      Heterologous Antigens." Filed May 18, 2000, Frankel, et al.

      Canadian Patent Application No. 2,404,164 for "Compositions and Methods for Enhancing Immunogenicity of Antigens." Filed March 26, 2001. Paterson, et al.

      European Patent Application No. 95939926.2, for "Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector". Filed November 3, 1995, Paterson, et al.

      European Patent Application No. 01928324.1 for "Compositions and Methods for Enhancing Immunogenicity of Antigens." Filed March 26, 2001. Paterson, et al.

      European  Patent  Application  No.  98957980.0  for  "Bacterial   Vaccines
      Comprising   Auxotrophic,   Attenuated  Strains  of  Listeria   Expressing
      Heterologous Antigens." Filed May 18, 2000, Frankel, et al.

      Israel Patent Application No. 151942 for "Compositions and Methods for Enhancing Immunogenicity of Antigens." Filed March 26, 2001, Paterson, et al.

      Japanese Patent Application No. 515534/96, filed November 3, 1995 for "Specific Immunotherapy of Cancer Using a Live Recombinant Bacterial Vaccine Vector", Paterson, et al.

      Japanese Patent Application No. 2001-570290 for "Compositions and Methods for Enhancing Immunogenicity of Antigens." Filed March 26, 2001, Paterson, et al.

      In 2001, an issue arose regarding the inventorship of U.S. Patent 6,565,852 and U.S. Patent Application No. 09/537,642. These patent rights are included in the patent rights licensed by Advaxis from Penn. It is contemplated by Glaxo, Smith, Klein, Inc. ("GSK"), Penn and us that the issue will be resolved through: (1) a correction of inventorship to add certain GSK inventors,
(2) where necessary and appropriate, an assignment of GSK's possible rights under these patent rights to Penn, and (3) a sublicense from us to GSK of certain subject matter, which is not central to our business plan. To date, this arrangement has not been finalized and we cannot assure that this issue will ultimately be resolved in the manner described above.

      Pursuant to our license with Penn, we have a three year option to license from Penn any new future invention conceived by either Dr. Yvonne Paterson or by Dr. Fred Frankel in the vaccine area. We intend to expand our intellectual property base by exercising this option and gaining access to such future inventions. Further, our consulting agreement with Dr. Paterson provides, among other things, that, to the extent that Dr. Paterson's consulting work results in new inventions, such inventions will be assigned to Penn, and we will have access to those inventions under license agreements to be negotiated.

      Our approach to the our intellectual property portfolio is to aggressively create significant offensive and defensive patent protection for every product and technology platform that we develop. We work closely with our patent counsel to maintain a coherent and aggressive strategic approach to building our patent portfolio with an emphasis in the field of cancer vaccines.

      We have become aware of a public company, Cerus Corporation, which has issued a press release claiming to have a proprietary Listeria-based approach to a cancer vaccine. We believe that through our exclusive license with Penn of U.S. Patent Nos. 5,830,702, 6,051,237 and 6,565,852, we have the earliest known and dominant patent position for the use of recombinant Listeria monocytogenes expressing proteins or tumor antigens as a vaccine for the treatment of infectious diseases and tumors. Based on searches of publicly available databases, we do not believe that Cerus or The University of California Berkeley (which is where Cerus' consulting scientist works) or any other third party owns any published Listeria patents or has any issued patent claims that might materially negatively affect our freedom to operate our business in the field of Listeria monocytogenes. For more information about Cerus Corporation and its claims with respect to listeria-based technology, you should visit their web site at www.cerus.com or to view its publicly filed documents, www.sec.gov.

TRADEMARKS

      We have two trademark applications pending in the United States relating to the trademark of "Advaxis" and ten trademark applications pending relating to the trademark of "Lovaxin" in the United States and internationally. We work closely with our trademark counsel to build a brandname for ourself and potential products.

GOVERNMENTAL REGULATION

      THE DRUG DEVELOPMENT PROCESS

      The FDA requires that pharmaceutical and certain other therapeutic products undergo significant clinical experimentation and clinical testing prior to their marketing or introduction to the general public. Clinical testing, known as clinical trials or clinical studies, is either conducted internally by pharmaceutical or biotechnology companies or is conducted on behalf of these companies by contract research organizations.

      The process of conducting clinical studies is highly regulated by the FDA, as well as by other governmental and professional bodies. Below, we describe the principal framework in which clinical studies are conducted, as well as describe a number of the parties involved in these studies.

      Protocols. Before commencing human clinical studies, the sponsor of a new drug must submit an investigational new drug application, or IND, to the FDA. The application contains what is known in the industry as a protocol. A protocol is the blueprint for each drug study. The protocol sets forth, among other things, the following:

      o     who must be recruited as qualified participants;

      o     how often to administer the drug;

      o     what tests to perform on the participants; and

      o     what dosage of the drug to give to the participants.

      Institutional Review Board. An institutional review board is an independent committee of professionals and lay persons which reviews clinical research studies involving human beings and is required to adhere to guidelines issued by the FDA. The institutional review board does not report to the FDA, but its records are audited by the FDA. Its members are not appointed by the FDA. All clinical studies must be approved by an institutional review board. The institutional review board's role is to protect the rights of the participants in the clinical studies. It approves the protocols to be used, the advertisements which the company or contract research organization conducting the study proposes to use to recruit participants, and the form of consent which the participants will be required to sign prior to their participation in the clinical studies.

      Clinical Trials. Human clinical studies or testing of a potential product are generally done in three stages known as Phase I through Phase III testing. The names of the phases are derived from the regulations of the FDA. Generally, there are multiple studies conducted in each phase.

      Phase I. Phase I studies involve testing a drug or product on a limited number of healthy participants, typically 24 to 100 people at a time. Phase I studies determine a drug's basic safety and how the drug is absorbed by, and eliminated from, the body. This phase lasts an average of six months to a year.

      Phase II. Phase II trials involve testing up to 200 participants at a time who may suffer from the targeted disease or condition. Phase II testing typically lasts an average of one to two years. In Phase II, the drug is tested to determine its safety and effectiveness for treating a specific illness or condition. Phase II testing also involves determining acceptable dosage levels of the drug. If Phase II studies show that a new drug has an acceptable range of safety risks and probable effectiveness, a company will continue to review the substance in Phase III studies.

      Phase III. Phase III studies involve testing large numbers of participants, typically several hundred to several thousand persons. The purpose is to verify effectiveness and long-term safety on a large scale. These studies generally last two to three years. Phase III studies are conducted at multiple locations or sites. Like the other phases, Phase III requires the site to keep detailed records of data collected and procedures performed.

      New Drug Approval. The results of the clinical trials are submitted to the FDA as part of a new drug application ("NDA"). Following the completion of Phase III studies, assuming the sponsor of a potential product in the United States believes it has sufficient information to support the safety and effectiveness of its product, it submits an NDA to the FDA requesting that the product be approved for marketing. The application is a comprehensive, multi-volume filing that includes the results of all clinical studies, information about the drug's composition, and the sponsor's plans for producing, packaging and labeling the product. The FDA's review of an application can take a few months to many years, with the average review lasting 18 months. Once approved, drugs and other products may be marketed in the United States, subject to any conditions imposed by the FDA.

      Phase IV. The FDA may require that the sponsor conduct additional clinical trials following new drug approval. The purpose of these trials, known as Phase IV studies, is to monitor long-term risks and benefits, study different dosage levels or evaluate safety and effectiveness. In recent years, the FDA has increased its reliance on these trials. Phase IV studies usually involve thousands of participants. Phase IV studies also may be initiated by the company sponsoring the new drug to gain broader market value for an approved drug. For example, large-scale trials may also be used to prove effectiveness and safety of new forms of drug delivery for approved drugs. Examples may be using an inhalation spray versus taking tablets or a sustained-release form of medication versus capsules taken multiple times per day.

      The drug approval process is time-consuming, involves substantial expenditures of resources, and depends upon a number of factors, including the severity of the illness in question, the availability of alternative treatments, and the risks and benefits demonstrated in the clinical trials.

      On November 21, 1997, former President Clinton signed into law the Food and Drug Administration Modernization Act. That act codified the FDA's policy of granting "Fast Track" approval for cancer therapies and other therapies intended to treat serious or life threatening diseases and that demonstrate the potential to address unmet medical needs. The Fast Track program emphasizes close, early communications between FDA and the sponsor to improve the efficiency of preclinical and clinical development, and to reach agreement on the design of the major clinical efficacy studies that will be needed to support approval. Under the Fast Track program, a sponsor also has the option to submit and receive review of parts of the NDA or BLA on a rolling schedule approved by FDA, which expedites the review process.

      The FDA's Guidelines for Industry Fast Track Development Programs require that a clinical development program must continue to meet the criteria for Fast Track designation for an application to be reviewed under the Fast Track Program. Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. While the FDA could consider evidence of partial tumor shrinkage, which is often part of the data relied on for approval, such information alone was usually insufficient to warrant approval of a cancer therapy, except in limited situations. Under the FDA's new policy, which became effective on February 19, 1998, Fast Track designation ordinarily allows a product to be considered for accelerated approval through the use of surrogate endpoints to demonstrate effectiveness. As a result of these provisions, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other surrogate endpoints of clinical benefit for approval. This new policy is intended to facilitate the study of cancer therapies and shorten the total time for marketing approvals. Under accelerated approval, the manufacturer must continue with the clinical testing of the product after marketing approval to validate that the surrogate endpoint did predict meaningful clinical benefit. To the extent applicable we intend to take advantage of the Fast Track programs to obtain accelarated approval on our future products; however, it is too early to tell what effect, if any, these provisions may have on the approval of our product candidates.

      The Orphan Drug Act provides incentives to develop and market drugs ("Orphan Drugs") for rare disease conditions in the United States. A drug that receives Orphan Drug designation and is the first product to receive FDA marketing approval for its product claim is entitled to a seven-year exclusive marketing period in the United States for that product claim. A drug which is considered by the FDA to be different than such FDA-approved Orphan Drug is not barred from sale in the United States during such exclusive marketing period even if it receives approval for the same claim. We can provide no assurance that the Orphan Drug Act's provisions will be the same at the time of the approval, if any, of our products.

OTHER REGULATIONS

      Various Federal and state laws, regulations, and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movements, import, export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, are used in connection with our research or applicable to our activities. They include, among others, the United States Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and Resources Conservation and Recovery Act, national restrictions on technology transfer, import, export, and customs regulations, and other present and possible future local, state, or federal regulation. The extent of governmental regulation which might result from future legislation or administrative action cannot be accurately predicted.

MANUFACTURING

      The FDA requires that any drug or formulation to be tested in humans be manufactured in accordance with its GMP regulations. This has been extended to include any drug which will be tested for safety in animals in support of human testing. The GMPs set certain minimum requirements for procedures, record-keeping, and the physical characteristics of the laboratories used in the production of these drugs.

      We have entered into an agreement with Cobra Biomanufacturing PLC for the purpose of manufacturing our vaccines. Cobra has extensive experience in manufacturing gene therapy products for investigational studies. Cobra is a full service manufacturing organization that manufactures and supplies DNA-based therapeutics for the pharmaceutical and biotech industry. These services include the GMP manufacturing of DNA, recombinant protein, viruses, mammalian cells products and cell banking. Cobra's manufacturing plan for us calls for several manufacturing stages, including process development, manufacturing of non-GMP material for toxicology studies and manufacturing of GMP material for the Phase I trial.

COMPETITION

      The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our actual or proposed products could become obsolete before we recoup any portion of our related research and development and commercialization expenses. The biotechnology and biopharmaceutical industries are highly competitive, and this competition comes from both from biotechnology firms and from major pharmaceutical and chemical companies, including Antigenics, Avi BioPharma, Bachria, Biomira, Corixa, Dendreon, Epimmune, Genzyme Molecular Oncology, Progenics Pharmaceuticals, Vical, CancerVax, Genitope and Xcyte, each of which is pursuing cancer vaccines. Many of these companies have substantially greater financial, marketing, and human resources than we do (including, in some cases, substantially greater experience in clinical testing, manufacturing, and marketing of pharmaceutical products). We also experience competition in the development of our products from universities and other research institutions and compete with others in acquiring technology from such universities and institutions. In addition, certain of our products may be subject to competition from products developed using other technologies, some of which have completed numerous clinical trials.

      We have become aware of a public company, Cerus Corporation, which has issued a press release claiming to have a proprietary Listeria-based approach to a cancer vaccine. We believe that through our exclusive license with Penn of U.S. Patent Nos. 5,830,702, 6,051,237 and 6,565,852, we have the earliest known and dominant patent position for the use of recombinant Listeria monocytogenes expressing proteins or tumor antigens as a vaccine for the treatment of infectious diseases and tumors. Based on searches of publicly available databases, we do not believe that Cerus or The University of California Berkeley (which is where Cerus' consulting scientist works) or any other third party owns any published Listeria patents or has any issued patent claims that might materially negatively affect our freedom to operate our business in the field of Listeria monocytogenes. For more information about Cerus Corporation and its claims with respect to listeria-based technology, you should visit their web site at www.cerus.com or to view its publicly filed documents, www.sec.gov.

SCIENTIFIC ADVISORY BOARD

      We maintain a scientific advisory board consisting of internationally recognized scientists who advise us on scientific and technical aspects of our business. The scientific advisory board meets periodically to review specific projects and to assess the value of new technologies and developments to us. In addition, individual members of the scientific advisory board meet with us periodically to provide advice in particular areas of expertise. The scientific advisory board consists of the following members, information with respect to whom is set forth below: Yvonne Paterson, Ph.D.; Carl June, M.D.; Pramod Srivastava, Ph.D; and Bennett Lorber, M.D.

      Dr. Yvonne Paterson. For a description of our relationship with Dr. Paterson, please see "Business - Partnerships and Agreements".

      Carl June, M.D. Dr. June is currently Director of Translational Research at the Abramson Cancer Center at Penn, and is an Investigator of the Abramson Family Cancer Research Institute. He is a graduate of the Naval Academy in Annapolis, and Baylor College of Medicine in Houston. He had graduate training in immunology and malaria with Dr. Paul-Henri Lambert at the World Health Organization, Geneva, Switzerland from 1978 to 1979, and post-doctoral training in transplantation biology with Dr. E. Donnell Thomas at the Fred Hutchinson Cancer Research Center in Seattle from 1983 to 1986. He is board certified in Internal Medicine and Medical Oncology. Dr. June founded the Immune Cell Biology Program and was head of the Department of Immunology at the Naval Medical Research Institute from 1990 to 1995. Dr. June rose to Professor in the Departments of Medicine and Cell and Molecular Biology at the Uniformed Services University for the Health Sciences in Bethesda, Maryland before assuming his current positions as of February 1, 1999. Dr. June maintains a research laboratory that studies various mechanisms of lymphocyte activation that relate to immune tolerance and adoptive immunotherapy.

      Pramod Srivastava, Ph.D. Dr. Srivastava is Professor of Immunology at the University of Connecticut School of Medicine, where he is also Director of the Center for Immunotherapy of Cancer and Infectious Diseases. He holds the Physicians Health Services Chair in Cancer Immunology at the University. Professor Srivastava is the Scientific Founder of Antigenics, Inc. He serves on the Scientific Advisory Council of the Cancer Research Institute, New York, and was a member of the Experimental Immunology Study Section of the National Institutes of Health of the U.S. Government (1994 to 1999). He serves presently on the Board of Directors of two privately held companies: Ikonisys (New Haven, Connecticut) and CambriaTech (Lugano, Switzerland). In 1997, he was inducted into the Roll of Honor of the International Union Against Cancer and was listed in Who's Who in Science and Engineering. He is among the 20 founding members of the Academy of Cancer Immunology, New York. Dr. Srivastava obtained his bachelor's degree in biology and chemistry and a master's degree in botany (paleontology) from the University of Allahabad, India. He then studied yeast genetics at Osaka University, Japan. He completed his Ph.D. in biochemistry at the Center for Cellular and Molecular Biology, Hyderabad, India, where he began his work on tumor immunity, including identification of the first proteins that can mediate tumor rejection. He trained at Yale University and Sloan-Kettering Institute for Cancer Research. Dr. Srivastava has held faculty positions at the Mount Sinai School of Medicine and Fordham University in New York City.

      Bennett Lorber, M.D. Dr. Lorver attended Swarthmore College where he studied zoology and art history. He graduated from the University of Pennsylvania School of Medicine and did his residency in internal medicine and fellowship in infectious diseases at Temple University, following which he joined the Temple faculty. At Temple he rose through the ranks to become Professor of Medicine and, in 1988, was named the first recipient of the Thomas Durant Chair in Medicine. He is also a Professor of Microbiology and Immunology and serves as the Chief of the Section of Infectious Diseases. He is a Fellow of the American College of Physicians, a Fellow of the Infectious Diseases Society of America, and a Fellow of the College of Physicians of Philadelphia where he serves as College Secretary and as a member of the Board of Trustees. Dr. Lorber's major interest in infectious diseases is in human listeriosis, an area in which he is regarded as an international authority. He has also been interested in the impact of societal changes on infectious disease patterns as well the relationship between infectious agents and chronic illness, and he has authored papers exploring these associations. He has been repeatedly honored for his teaching; among his honors are 10 golden apples, the Temple University Great Teacher Award, the Clinical Practice Award from the Pennsylvania College of Internal Medicine, and the Bristol Award from the Infectious Diseases Society of America. On two occasions the graduating medical school class dedicated their yearbook to Dr. Lorber. In 1996 he was the recipient of an honorary Doctor of Science degree from Swarthmore College. Dr. Lorber is also a professional painter and an accomplished guitarist.

EMPLOYEES

      As of January 31, 2005, we have one employee, J. Todd Derbin who is full time. Several other senior employees have been identified and are anticipated to join Advaxis in the near future.

      We anticipate increasing the number of employees in the research and development department significantly during the next two years, as well as increasing the number of employees in the general and administrative and business development department.

FACILITIES

      Our corporate offices are currently located at the corporate center at 212 Carnegie Center, Suite 206, Princeton, New Jersey 08540. We intend to enter into a lease on or about April 1, 2005, which will continue on a monthly basis, at the Princeton Corporate Plaza, a biotech industrial park, located at 7 Deer Park Drive, Monmouth Junction, NJ 08852 which will include the research and development offices and executive offices. We believe that our facility will be sufficient for our purposes for the foreseeable future. Our monthly payment on this facility will be approximately $2,500 per month. In the event that our facility should, for any reason, become unavailable, we believe that alternative facilities are available at competitive rates.

LITIGATION

      We have not been a party to any material litigation or legal proceeding relating to us or our technology. We are not aware of any material legal proceedings threatened against us. In the ordinary course of our business we may become subject to litigation regarding our products or our compliance with applicable laws, rules, and regulations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY EMPLOYEES

      The  following  are  our  executive   officers  and  directors  and  their
respective ages and positions as of January 1, 2005:

NAME                     AGE                          POSITION

J. Todd Derbin(3)        52     President, Chief Executive Officer, and Director

Dr. James Patton(1)      47     Chairman of the Board of Directors

Roni A. Appel(3)         38     Chief Financial Officer, Secretary and Director

Dr. Thomas McKearn(2)    55     Director

Dr. Steven Roth          62     Director

Scott Flamm(1) (2)       50     Director

      (1)   Member of the Audit Committee.

      (2)   Member of the Compensation Committee.

      (3)   Member of the Nominating and Corporate Governance Committee.

      J. Todd Derbin. Mr. Derbin has served as our President, Chief Executive Officer and a director since November 2004. Prior thereto he served as the President, Chief Executive Officer and a director of Advaxis since November 2002. From 1996 until June, 2001, Mr. Derbin was the founder and Chairman of the Board of Directors, President, and Chief Executive Officer of Micrus
Corporation, a market leader in the design and development of highly differentiated and proprietary interventional neuroradiology devices and delivery systems. From 1992 until 1996, he served as Director of Corporate Business Development, Commercial Director - Cardiovascular and Director of Strategic Planning, Mergers & Share Exchanges with Biocompatibles International, plc, a UK biotechnology/biomedical Company. Prior to this, Mr. Derbin served as Chief Executive Officer of Syncare Corporation, developers of synthetic wound care products and drug delivery systems. His 20 year tenure in life sciences includes senior management, strategic and operational positions with CollaTec, Inc., a subsidiary of Marion Merrell Dow, and American Medical Products Corporation's domestic and international divisions. He began his career at Procter & Gamble and American Hospital Supply Corporation (Baxter) where he held marketing positions. Mr. Derbin is an alumnus of Wilkes College and the Wharton School of the University of Pennsylvania.

      Dr. James Patton. Dr. Patton has served as Chairman of our Board and Directors since November 2004. Prior thereto, Dr. Patton served as Chairman of Advaxis' Board of Directors since February 2002 and as Advaxis' Chief Executive Officer from February 2002 to November 2002. Additionally, since February 1999, Dr. Patton has served as the President of Comprehensive Oncology Care, LLC, which owns and operates a cancer treatment facility in Exton, Pennsylvania and as Vice President of Millennium Oncology Management, Inc., which provides technical services for oncology care to four sites. From February 1999 to September 2003, Dr. Patton served as a consultant to LibertyView Equity Partners SBIC, LP, a venture capital fund based in Jersey City, New Jersey
("LibertyView"). From July 2000 to December 2002, Dr. Patton served as a director of Pinpoint Data Corp. From February 2000 to November 2000, Dr. Patton served as a dirctor of Healthware Solutions. From June 2000 to June 2003, Dr. Patton served as a director of LifeStar Response. He earned his B.S. from the University of Michigan, his Medical Doctorate from Medical College of Pennsylvania, and his M.B.A. from the University of Pennsylvania's Wharton School. Dr. Patton was also a Robert Wood Johnson Foundation Clinical Scholar. He has published papers regarding scientific research in human genetics, diagnostic test performance and medical economic analysis.

      Roni A. Appel. Mr. Appel has served as a member of our Board of Directors and as our Secretary and Chief Financial Officer since November 2004. Prior thereto he has served as Advaxis' Secretary and Chief Finanical Officer since it was formed. Since January 1999, Mr. Appel has been a partner and managing director in LV Equity Partners (fka LibertyView Equity Partners). From 1998 until 1999, he was a founder and the director of business development at Americana Financial Services, Inc. From 1994 to 1998, he was an attorney and completed his MBA at Columbia University.

      Dr. Thomas McKearn. Dr. McKearn has served as a member of our Board of Directors since November 2004. Prior thereto he served as an Advaxis director since July 2002. He brings to Advaxis a 20 plus year experience in the translation of biotechnology science into innovative products that address unmet medical needs in oncology. First as one of the founders of Cytogen Corporation, then as an Executive Director of Strategic Science and Medicine at Bristol-Myers Squibb and now as the VP. Medical Affairs at GPC-Biotech, McKearn has always worked at bringing the most innovative scientific findings into the clinic and through the FDA regulatory process for the ultimate benefit of patients who need better ways to cope with their afflictions. Prior to entering the then-nascent biotechnology industry in 1981, McKearn did his medical, graduate and post-graduate training at the University of Chicago and served on the faculty of the Medical School at the University of Pennsylvania.

      Dr. Steven Roth. Dr. Roth has served as a member of our Board of Directors since November, 2004. Prior thereto he had served as an Advaxis director since November 2002. He is a co-founder of Neose Technologies, a publicly traded biotechnology Company, since 1990, and has served as its chief executive and board chairman since 1994. Between 1980 and 1992 he was a professor of biology at University of Pennsylvania and was appointed department chairman in 1982, serving in that role until 1987. At the University of Pennsylvania, Dr. Roth helped form its Plant Science Institute. Between 1992 and 1994 he was the chief scientific officer and VP, R&D, of Neose Technologies. From 1970 through 1980, Dr. Roth was assistant and associate professor of biology at The Johns Hopkins University. His scholarly interests centered on the roles of complex carbohydrates in embryonic morphogenesis and in malignancy, topics on which he authored or co-authored nearly 100 articles and one book. He has received several research awards and prizes, and is an inventor on 18 patents and six patent applications. Dr. Roth received an A.B. degree from Johns Hopkins in 1964, a Ph.D. from Case Western Reserve University in 1968, and did postdoctoral work in carbohydrate chemistry at Hopkins from 1968-1970. Currently, Dr. Roth is a member of the board of directors of the Philadelphia Greenhouse Corporation, a member of the board of overseers of the School of Arts and Sciences of the University of Pennsylvania, a member of the board of visitors of the School of Arts and Sciences of Case Western Reserve University, a member of the scientific advisory boards of Quaker BioVentures and Birchmere Ventures, a member of the editorial board of The Quarterly Review of Biology, a director of Neose Technologies and a director of Chiral Quest.

      Scott Flamm. Mr. Flamm has served as a member of our Board of Directors since November, 2004. Mr. Flamm is one of Advaxis' founders and has served as an Advaxis director since its inception. Since June 1998, Mr. Flamm has been the president and general partner of LV Equity Partners (fka Liberty View Equity Partners). Among his prior positions are Senior Managing Director of Trilon Dominion Partners, a $100 million venture fund, and Executive Vice President of Charterhouse Environment Capital Group, a subsidiary of the private equity investment firm Charterhouse Group International. From 1988 until January 1993, he was Executive Vice President, Chief Operating Officer and a Director of Catalyst Energy, a $2 billion independent power producer. He received his masters in public health from Yale University.

BOARD OF DIRECTORS AND OFFICERS

      Messrs. McKearn and Roth have each received an option package of 82,763 options to purchase shares of our common stock.

      Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next such meeting and until his or her successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. Our directors do not presently receive any compensation for their services as directors. The board of directors may also appoint additional directors up to the maximum number permitted under our by-laws. A director so chosen or appointed will hold office until the next annual meeting of stockholders.

      Each of our executive officers serves at the discretion of its board of directors and holds office until his or her successor is elected or until his or her earlier resignation or removal in accordance with our articles of incorporation and by-laws.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      During the year ended December 31, 2003, our board of directors held four meetings and took action by written consent on four occasions. During the year ended December 31, 2004, our board of directors held three meetings and took action by written consent on 7 occasions.

AUDIT COMMITTEE

      Effective in November 2004, we established the audit committee of the board of directors which consists of Messrs. Flamm and Patton.

      The audit committee is responsible for the following:

      o reviewing the results of the audit engagement with the independent registered public accounting firm;

      o identifying irregularities in the management of our business in consultation with our independent accountants, and suggest an appropriate course of action;

      o     reviewing  the  adequacy,   scope,   and  results  of  the  internal
            accounting controls and procedures;

      o reviewing the degree of independence of the auditors, as well as the nature and scope of our relationship with our independent registered public accounting firm;

      o     reviewing the auditors' fees; and

      o recommending the engagement of auditors to the full board of directors.

COMPENSATION COMMITTEE

      Effective on November 2004, we established a compensation committee of the board of directors which initially consists of Messrs. Flamm and McKearn. The compensation committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees and consultants.

      The compensation of our executive officers is determined by the compensation committee of our board of directors, subject to applicable employment agreements. Our compensation programs will enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives and thereby increase stockholder value. It is our policy to provide incentives to our senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our business. To attain these objectives, our executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation.

      Stock options have been granted to our senior executive officer by the board of directors or the compensation committee under the 2004 Stock Option Plan. We believe that stock options provide an incentive that focuses the executive's attention on managing us from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market value of common stock on the date of grant, have a maximum term of ten years and generally become exercisable, in whole or in part, starting one year from the date of grant. Among our executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in our view, have the greatest potential impact on our profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

      From time to time, the compensation committee may utilize the services of independent consultants to perform analyses and to make recommendations to the committee relative to executive compensation matters. No compensation consultant has so far been retained.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE AND COMPENSATION OF OUR EXECUTIVE OFFICERS

      The compensation committee will annually establish, subject to the approval of the board of directors and any applicable employment agreements, the salaries that will be paid to our executive officers during the coming year. In setting salaries, the compensation committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by us, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

      Effective on November 2004, we established a nominating and corporate governance committee of our board of directors which initially consists of Messers. Derbin and Appel. The functions of the nominating and corporate governance include the following:

      o identifying and recommending to the board of directors individuals qualified to serve as directors of the Company and on the committees of the board;

      o advising the board with respect to matters of board composition, procedures and committees;

      o developing and recommending to the board a set of corporate governance principles applicable to us and overseeing corporate governance matters generally; and

      o     overseeing the annual evaluation of the board and our management.

      The nominating and corporate governance committee shall be governed by a charter, which we intend to adopt.

CODE OF ETHICS

      We have adopted a code of ethics that applies to our officers, employees and directors, including our principal executive officers, principal financial officers and principal accounting officers. The code of ethics sets forth written standards that are designated to deter wrongdoing and to promote:

      o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o Full, fair, accurate, timely and understandable disclosure in reports and documents that a we file with, or submit to, the SEC and in other public communications made by us;

      o     Compliance with applicable governmental laws, rules and regulations;

      o The prompt internal reporting of violations of the code to an appropriate person or persons identified in our code of ethics; and

      o     Accountability for adherence to our code of ethics.

A copy of our code of ethics has been filed with the SEC as an exhibit to our Form 8K dated November 12, 2004.

COMPENSATION OF OFFICERS AND DIRECTORS

      The aggregate compensation paid to our directors and executive officers, including stock based compensation, for the year ended December 31, 2003 and December 31, 2004 was approximately $183,692 and $238,795, respectively. This amount includes $0 set aside or accrued to provide pension, severance, retirement, or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders and other benefits commonly reimbursed or paid by similarly situated companies. None of our directors has so far received any compensation for his or her services as a director other than stock options and reimbursement of expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      There were no interlocking relationships between us and other entities that might affect the determination of the compensation of its directors and executive officers.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation earned during the years ended December 31, 2003 and 2004 by our former and current chief executive officer:

                 SUMMARY COMPENSATION TABLE FOR LAST FISCAL YEAR

                                                                     LONG TERM
                                                                    COMPENSATION
                                              ANNUAL COMPENSATION     AWARDS
                                                                     SECURITIES
                                                                     UNDERLYING
NAME AND PRINCIPAL POSITION           YEAR    SALARY($)  BONUS($)     OPTIONS
---------------------------           ----    ---------  --------     -------
.. Todd Derbin                         2004   $ 168,270   $  45,000          --
President, Chief Executive Officer,   2003   $ 150,000   $  60,000   1,172,727
and Director
Dr. James Patton                      2004   $      --*         --      29,583
Chairman of the Board of Directors    2003   $      --*         --      33,810

*Dr. Patton was paid consulting fees by Advaxis of $18,000 in 2003 and $15,750 in 2004.

OPTION GRANTS IN RECENT FISCAL YEARS

      The following table sets forth each grant of stock options during the years ended December 31, 2003 and 2004 to our current and former Chief Executive Officer under a predecessor stock option plan. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holders' continued employment through the vesting period. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to these executive officers. The potential realizable values shown in the table are calculated by assuming that the estimated fair market value of our common stock on the date of grant increases by 5% and 10%, respectively, during each year of the option term.

      The outstanding stock options described above became options for our common stock upon the Share Exchange.

                                        -----------------------------------------------------
                                                          INDIVIDUAL GRANTS
                                        -----------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE VALUE
                                        NUMBER OF      PERCENT OF                                  AT ASSUMED ANNUAL RATES OF
                                        SECURITIES    TOTAL OPTIONS                               STOCK PRICE APPRECIATION FOR
                                        UNDERLYING    GRANTED TO                                         OPTION TERM($)
                                         OPTIONS      EMPLOYEES IN     EXERCISE     EXPIRATION    ----------------------------
           NAME                 YEAR     GRANTED      FISCAL YEAR)      PRICE         DATE             5%            10%
           ----                 ----     -------      ------------      -----         ----             --            ---
J. Todd Derbin(1)               2004          --          --               --              --              --            --
President, Chief                2003          --          --               --              --              --            --
Executive Officer, and
Director

Dr. James Patton                2004      29,583        46.6%       $    0.35       11/1/2012       $   2,190     $   7,845
Chairman of the Board of        2003      33,810        53.3%       $    0.35       11/1/2012       $   2,503     $   8,966
Directors

----------

(1)   The initial option grant was in the year 2002.

      AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning the options exercised by Advaxis' current and former Chief Executive Officer in the years ended December 31, 2003 and 2004 and the year-end number and value of unexercised options with respect to each of these executive officers.

                                                                  NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                  AT FISCAL YEAR-END(2)            AT FISCAL YEAR-END($)(3)
                                                                  ---------------------            ------------------------
                               SHARES
                              ACQUIRED         VALUE
NAME                  YEAR   ON EXERCISE    REALIZED(1)      EXERCISABLE      UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                  ----                  -----------      -----------      -------------      -----------    -------------

J. Todd Derbin       2004         0             0               586,382           586,382            51,015        51,015
President, Chief     2003         0             0               293,191           879,575                 0             0
Executive Officer,
and Director

Dr. James Patton     2004         0             0                29,583                 0                 0             0
Chairman of the      2003         0             0                33,810                 0                 0             0
Board of Directors

----------

(1) Based on the fair market value of our common stock on the date of exercise, less the exercise price payable for such shares.
(2) Certain of the options are immediately exercisable for all the option shares as of the date of grant but any shares purchased are subject to repurchase by us at the original exercise price paid per share if the optionee ceases service with us before vesting in such shares.
(3) Based on the fair market value of our common stock at fiscal year end of $0.20 per share, determined by the board to be equal to our Private Placement price per share less the exercise price payable for such shares.

      2004 STOCK OPTION PLAN

      In November 2004, our board of directors and stockholders adopted the 2004 Stock Option Plan ("Plan"). The Plan provides for the grant of options to purchase up to 2,381,525 shares of our common stock to employees, officers, directors and consultants. Options may be either "incentive stock options" or non-qualified options under the Federal tax laws. Incentive stock options may be granted only to our employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to our employees.

      The Plan is administered by "disinterested members" of the board of directors or the compensation committee, who determine, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of each option and the option exercise price.

      Subject to a number of exceptions, the exercise price per share of common stock subject to an incentive option may not be less than the fair market value per share of common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option may be established by the board of directors, but shall not, however, be less than 85% of the fair market value per share of common stock on the date the option is granted. The aggregate fair market value of common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000 on the date of grant.

      No stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option will be exercisable only by the optionee. In the event of termination of employment or engagement other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the board of directors. Upon termination of employment or engagement of an optionee by reason of death or permanent and total disability, the optionee's options remain exercisable for one year to the extent the options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

      We must grant options under the Plan within ten years from the effective date of the Plan. The effective date of the Plan was November 12, 2004. Subject to a number of exceptions, holders of incentive stock options granted under the Plan cannot exercise these options more than ten years from the date of grant. Options granted under the Plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of these methods. Therefore, if it is provided in an optionee's options, the optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than the purchase of his original shares.

      Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the Plan.

EMPLOYMENT AGREEMENTS

      We have entered into an amended and restated employment agreement with J. Todd Derbin, dated December 20, 2004 pursuant to which Mr. Derbin is employed as our President and Chief Executive Officer. The effective date of the agreement is January 1, 2005. The term of the agreement is for one year and will be further renewed if mutually agreed to by Mr. Derbin and us. Mr. Derbin's annual base salary shall be $200,000; provided that it shall be increased to $225,000 or $250,000 based upon certain milestones as set forth in the agreement. In addition, Mr. Derbin shall be entitled to bonuses in the form of equity and/or cash as set forth in the agreement and he shall be entitled to receive non-qualified stock options to purchase our common stock, the amount of which when added to his existing 1,172,767 options shall equal 5% of the our total issued and outstanding common stock, as of March 31, 2005. One-half of the options shall vest on the grant date and one-half of the options shall vest monthly over four years at a rate of 1/48th per month. The grant of the options is subject to us adopting a a new stock option plan, which is subject to stockholder approval.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, "Reporting
Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Reporting Persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, we believe that during calendar year ended December 31, 2004, all of the Reporting Persons complied with all applicable filing requirements, except for (i) the former officers and directors prior to November 12, 2004 who, to our knowledge, never filed Form 3s with the SEC, (ii) Messers. Appel and Flamm who haven't filed Form 4s with the SEC to reflect new option issuances, (iii) The Trustees of the University of Pennsylvania who were late in filing their Form 3 with the SEC and (iv) Harvest Advaxis LLC who has not filed a Form 3 with the SEC.

                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS

      The following table sets forth,

      o each person who is known by us to be the owner of record or beneficial owner of more than 5% of our outstanding common stock;

      o     each of our directors and each of our executive officers;

      o     all of our directors and executive officers as a group; and

      o the number of shares of common stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.

      As used in the table below and elsewhere in this prospectus, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this prospectus. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

      Except as otherwise noted below, the address of each of the persons in the table is 212 Carnegie Center, Suite 206, Princeton, New Jersey 08540.

                                                   NUMBER OF SHARES OF
                                                   REGISTRANT COMMON                     PERCENTAGE OF CLASS
NAME AND ADDRESS                                   STOCK BENEFICIALLY                   BENEFICIALLY OWNED(1)
                                                   OWNED

NAME AND ADDRESS OF BENEFICIAL OWNER                  SHARES OF COMMON            PERCENTAGE OF CLASS BENEFICIALLY
                                                     STOCK BENEFICIALLY                         OWNED
                                                           OWNED

J. Todd Derbin(1)(2)                                         1,837,348  (3)                   4.81%

Roni Appel(1)(2)                                             3,041,622  (4)                   8.22%

Scott Flamm(1)                                               2,914,989  (5)                   7.90%

Dr. Steve Roth(1)                                               82,763  (6)                   0.02%

Dr. James Patton(1)                                          2,913,476  (7)                   7.92%

Dr. Thomas McKearn(1)                                          306,601  (8)                   0.08%

The Trustees of the University of Pennsylvania               6,339,282                        17.2%
      Center for Technology
      Transfer, University of Pennsylvania
      3160 Chestnut Street,  Suite 200
      Philadelphia, PA  19104-6283

Sunrise Equity Partners, LP                                  1,838,783  (9)                   4.99%
     641 Lexington Ave-25fl
     New York, NY  10022

Level Counter, LLC                                           1,838,783 (10)                   4.99%
    c/o Sunrise Securities Corp.
     641 Lexington Ave-25fl
     New York, NY 10022

Marilyn Adler                                                1,838,783 (11)                   4.99%
    c/o Sunrise Securities Corp.
    641 Lexington Ave-25fl
     New York, NY 10022

Nathan Low                                                   3,346,311 (12)                   9.10%
    c/o Sunrise Securities Corp.
    641 Lexington Ave-25fl
     New York, NY 10022

Amnon Mandelbaum                                             2,932,803 (13)                   7.97%
    c/o Sunrise Securities Corp.
    641 Lexington Ave-25fl
     New York, NY 10022

Emigrant Capital Corp.                                       1,838,783 (14)                   4.99%
     6 East 43 Street, 8th Fl.
     New York, NY  10017

Harvest Advaxis LLC                                          3,832,753 (15)                   10.4%
     30052 Aventura, Suite C
     Rancho Santa Margarita, CA 92688

All Directors and Officers as a Group (6 people)            11,096,799                       28.95%

----------

      * Based on 36,690,056 shares of common stock outstanding as of January 31, 2005.

      (1)   Director

      (2)   Officer

      (3) Reflects 295,766 shares of common stock, 1,172,767 options to purchase shares of common stock and 368,815 warrants to purchase shares of common stock.

      (4) Reflects 14,449 warrants to purchase shares of common stock and 2,522,166 shares of common stock owned by Mr. Appel but does not reflect 58,580 warrants to purchase shares of common stock because such warrants are not under the current circumstances, exercisable within the next 60 days. Also reflects 355,528 shares of common stock and 149,480 options and warrants to purchase shares of common stock beneficially owned by Carmel Ventures, Inc. of which Mr. Appel is a controlling person but does not reflect 355,528 warrants to purchase shares of common stock owned by Carmel Ventures, Inc. because such warrants are not under the current circumstances, exercisable within the next 60 days.

      (5) Reflects 125,772 shares of common stock and 122,751 options and warrants to purchase shares of common stock owned by Mr. Flamm but does not reflect 125,722 warrants to purchase shares of common stock because such warrants are not under the current circumstances, exercisable within the next 60 days. Also reflects 2,621,325 shares of common stock and 45,141 warrants to purchase shares of common stock beneficially owned by Flamm Family Partners LP of which Mr. Flamm is a partner.

      (6)   Reflects options to purchase shares of common stock.

      (7) Reflects 56,349 options to purchase shares of common stock, 36,551 warrants to purchase shares of common stock and 2,820,576 shares of common stock but does not reflect 147,716 warrants to purchase shares of common stock because such warrants are not under the current circumstances, exercisable within the next 60 days.

      (8) Reflects 195,586 options and warrants to purchase shares of common stock and 111,015 shares of common stock.

      (9) Reflects 1,742,160 shares of common stock held by Sunrise Equity Partners, LP ("SEP") and warrants to purchase 96,623 shares of common stock, but does not include warrants to purchase 1,645,537 shares of common stock issuable upon exercise of warrants held by SEP because such warrants are not, under the current circumstances, exercisable within the next 60 days. The General Partner of SEP is Level Counter, LLC ("LC"), the managers of which are Nathan Low, Marilyn Adler and Amnon Mandelbaum (the "Managers"). The 1,838,783 shares of common stock held by SEP also does not include: (1) 1,124,253 shares of common stock directly owned by Nathan Low or warrants directly owned by Mr. Low to purchase up to 761,971 shares of common stock (which warrants are not, under the circumstances, exercisable within the next 60 days); (2) 1,094,020 shares of directly owned by Amnon Mandelbaum or warrants directly owned by Mr. Mandelbaum to purchase up to 672,539 shares of common stock (which warrants are not, under the circumstances, exercisable within the next 60 days), and (3) shares of common stock held by limited partners of SEP or LC who may have a direct or indirect pecuniary interest, but have no authority to vote or dispose of the shares of common stock held by SEP.

      (10) Reflects 1,742,160 shares of common stock held by SEP and warrants to purchase 96,623 shares of common stock, but does not include warrants to purchase 1,645,537 shares of common stock issuable upon exercise of such warrants held by SEP because such warrants are not, under the circumstances, exercisable within the next 60 days. LC is the general partner of SEP and as such, is deemed to have beneficial ownership of the securities held by SEP for purposes of calculating percentage interest. However, LC disclaims beneficial interest in such shares except to the extent of its pecuniary interest therein.

      (11) Reflects 1,742,160 shares of common stock held by SEP and warrants to purchase 96,623 shares of common stock, but does not include warrants to purchase 1,645,537 shares of common stock issuable upon exercise of such warrants held by SEP because such warrants are not, under the circumstances, exercisable within the next 60 days. Ms. Adler is a manager of LC, the general partner of SEP, and as such, is deemed to have beneficial ownership of the securities held by SEP for purposes of calculating percentage interest. However, Ms. Adler disclaims beneficial interest in such shares except to the extent of her pecuniary interest therein.

      (12) Reflects 1,742,160 shares of common stock held by SEP and warrants to purchase 96,623 shares of common stock, but does not include warrants to purchase 1,645,537 shares of common stock issuable upon exercise of such warrants held by SEP because such warrants are not, under the circumstances, exercisable within the next 60 days. Mr. Low is a manager of LC, the general partner of SEP, and as such, is deemed to have beneficial ownership of the securities held by SEP for purposes of calculating percentage interest. However, Mr. Low disclaims beneficial interest in such shares except to the extent of his pecuniary interest therein. Also reflects 1,124,253 shares of common stock owned by Mr. Low but does not reflect warrants to purchase 761,971 shares of common stock issuable upon exercise of such warrants because such warrants are not, under the circumstances, exercisable within the next 60 days. Also includes 383,275 shares of common stock held by Sunrise Securities Corp., a corporation of which Mr. Low is sole stockholder and director, but does not include warrants to purchase 348,432 shares of common stock held by Sunrise Securities Corp. because such warrants are not, under the circumstances, exercisable within the next 60 days. Mr. Low's beneficial ownership does not include shares of common stock held by Sunrise Foundation Trust, a charitable trust of which Mr. Low is a trustee. Mr. Low disclaims beneficial ownership of such shares of common stock held by Sunrise Foundation Trust.

      (13) Reflects 1,742,160 shares of common stock held by SEP and warrants to purchase 96,623 shares of common stock, but does not include warrants to purchase 1,645,537 shares of common stock issuable upon exercise of such warrants held by SEP because such warrants are not, under the circumstances, exercisable within the next 60 days. Mr. Mandelbaum is a manager of LC, the general partner of SEP, and as such, is deemed to have beneficial ownership of the securities held by SEP for purposes of calculating percentage interest. However, Mr. Mandelbaum disclaims beneficial interest in such shares except to the extent of his pecuniary interest therein. Also reflects 1,094,020 shares of common stock owned by Mr. Mandelbaum but does not reflect warrants to purchase 672,539 shares of common stock issuable upon exercise of such warrants because such warrants are not, under the circumstances, exercisable within the next 60 days.

      (14) Reflects 1,742,160 shares of common stock held by Emigrant Capital Corp. ("Emigrant") and warrants to purchase 16,623 shares of common stock, but does not include warrants to purchase 1,645,537 shares of common stock issuable upon exercise of warrants held by Emigrant because such warrants are not, under the current circumstances, exercisable within the next 60 days.

      (15) Reflects 3,832,753 shares of common stock but does not reflect warrants to purchase 3,832,753 shares of common stock because such warrants are not currently exercisable within the next 60 days.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Our policy is to enter into transactions with related parties on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

CONSULTING AGREEMENT WITH CARMEL VENTURES, INC.

      Carmel  Ventures,  Inc.  ("Carmel")  is owned  by Roni  Appel,  our  Chief
Financial Officer, director and a principal shareholder. Pursuant to a consulting agreement, dated as of November 1, 2002, Carmel provided various consulting services to us. Carmel has been paid consulting fees of $5,000 per month since November 1, 2002 which fees have accrued but not been paid. As of December 31, 2004, such accrued fees amounted to $130,000 of which 30,000 was paid in cash. Carmel has assigned $35,000 of such fees to Mr. Scott Flamm, one of our directors and principal shareholders. Carmel and Mr. Flamm have converted the $65,000 and $35,000 respectively into shares of common stock and warrants. In addition, we granted Carmel a bonus of $35,000 which was converted into Units in the Private Placement and we granted Carmel options to purchase shares of our common stock at the rate of 7,044 options per month since November 11, 2002. The total number of options received by Carmel was 183,134. The exercise price of these options is $0.35 per share. Carmel has assigned 91,567 of these options to Mr. Flamm. The contract with Carmel was terminated as of December 31, 2004.

CONSULTING AGREEMENT WITH LVEP MANAGEMENT, LLC

      LVEP is owned by Scott Flamm, one of our directors and a principal shareholder. LVEP employs Mr. Flamm and Mr. Roni Appel, our Chief Financial Officer, director and a principal shareholder. Pursuant to a consulting agreement, dated as of January 19, 2005, LVEP is to provide various financial and strategic consulting services to us. The initial term of the agreement is until September 30, 2005 and thereafter the term of the agreement shall be automatically extended for six month periods unless we notify LVEP at least 60 days prior to the end of term of our intent not to extend. In consideration for providing the consulting services, LVEP received an initial payment of $4,500 and shall receive $7,000 per month during the term of the agreement plus reimbursement of approved expenses in connection with providing the consulting services. Additionally, LVEP shall receive 3,500 restricted shares of common stock per month.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH J. TODD DERBIN

      J. Todd Derbin is of Chief Executive Officer and a director. On December 20, 2004, we entered into an amended and restated employment agreement with J. Todd Derbin, pursuant to which Mr. Derbin is employed as our President and Chief Executive Officer. The effective date of the employment agreement is January 1, 2005. The term of the employment agreement is for one year and will be further renewed if mutually agreed to by Mr. Derbin and us. Mr. Derbin's annual base salary shall be $200,000; provided that it shall be increased to $225,000 or $250,000 based upon certain milestones as set forth in the employment agreement. In addition, Mr. Derbin shall be entitled to bonuses in the form of equity and/or cash as set forth in the employment agreement and he shall be entitled to receive non-qualified stock options to purchase our common stock, the amount of which when added to his existing 1,172,767 options shall equal 5% of the our total issued and outstanding common stock, as of March 31, 2005. One-half of the options shall vest on the grant date and one-half of the options shall vest monthly over four years at a rate of 1/48th per month. The grant of the options is subject to us adopting a a new stock option plan, which is subject to stockholder approval.

SENTINEL CONSULTING, INC.

      Sentinel Consulting Inc. is owned by Robert Harvey, an observer to our Board and the manager of Harvest Advaxis LLC, one of our principal stockholders. Sentinel provided financial consulting services to us. The term of the agreement was for six months commencing as of September 5, 2004 with each party having the right to terminate it after four months under the agreement. We have paid Sentinel $33,000 for services performed and we have the obligation to issue to them a warrant to purchase 191,638 shares of our common stock at an exercise price of an $0.40 per share, plus 287,451 shares of our common stock, a retainer of $5,000, a video preparation fee of $10,000 and expenses of $6,000 in connection with the preparation of a scientific review.

                              SELLING STOCKHOLDERS

      This prospectus relates to the resale from time to time of up to a total of 56,320,114 shares of common stock by selling stockholders, comprising:

      o 36,690,056 shares of our common stock that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act of 1933; and

      o 19,630,588 shares of common stock underlying warrants that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act of 1933.

      The following table set forth certain information regarding the beneficial ownership of our common stock as to the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholders and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of January 31, 2005 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 36,690,056 shares of common stock outstanding as of January 31, 2005.

         Except as described below, none of the selling stockholders within the past three years has had any material relationship with us or any of our affiliates:

      o J. Todd Derbin has served as our Chief Executive Officer and a director since November 12, 2004;

      o Roni Appel has served as our Chief Financial Officer and a director since November 12, 2004; Carmel Ventures, Inc., of which Mr. Appel is the principal stockholder has provided consulting services to us; LVEP by which Mr. Appel is employed, is providing consulting services to us;

      o Scott Flamm has served as a director since November 12, 2004 and LVEP of which Mr. Flamm is a principal stockholder and an employee of, is providing consulting services to us;

      o     Thomas McKearn has served as a director since November 12, 2004;

      o Dr. James Patton has served as a director since November 12, 2004 and has served as a consultant to us in the past;

      o     Dr. Yvonne Patton has served as a consultant;

      o The Trustees of the University of Pennsylvania own the patents which we have an exclusive license;

      o Sunrise Securities Corp. acted as placement agent in the Private Placement. Nathan Low, Amnon Mandelbaum, Marcia Kucher, Derek Caldwell, Richard Stone and David Goodfriend are all affiliated with Sunrise Securities Corp., the placement agent in the Private Placement. Sunrise Equity Partners, LP and Sunrise Foundation Trust are affiliates of Sunrise Securities Corp.; and

      o Dr. David Filer is a consultant for us and provided consulting services to the Sunrise Securities Corp.

      The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

      The selling stockholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. These selling stockholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation D under the Securities Act of 1933. We believe that the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling stockholders. No selling stockholders are broker-dealers or affiliates of broker-dealers other than Sunrise Securities Corp., David Goodfriend, Amnon Mandelbaum, Marcia Kucher, Derek Caldwell, Richard Stone and Nathan Low.

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
Adele Pfenninger
   12 Spring Brook Road
   Annandale, NJ 08801                          79,600(1)         70,790(1)              0.22%          0.02%            --

AI International Corporate
Holdings, Ltd.
   c/o FCIM Corp.
   1 Rockefeller Plaza
   Suite 1730
   New York, NY 10020                          174,216(2)        174,216(2)            0. 47%            0.0%            --

Alan Gelband Company
Defined Contribution Pension Plan
and Trust
   30 Lincoln Plaza
   New York, NY 10023                          348,432(3)        348,432(3)              0.95%           0.0%            --

Alan Kestenbaum
   18 Clover Drive
   Great Neck, NY 11021                        348,432(3)        348,432(3)              0.95%           0.0%            --

Beretz Family Partners LP
   48 South Drive
   Great Neck, NY 11021                        174,216(2)        174,216(2)              0.47%           0.0%            --

Bridges & Pipes, LLC
   830 Third Avenue
   14th Floor
   New York, NY 10022                        1,393,728(4)      1,393,728(4)              3.73%           0.0%            --

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
Bruce Fogel
   218 Everglade Avenue
   Palm Beach, FL 33480                        348,432(3)        348,432(3)              0.95%           0.0%            --

C. Leonard Gordon
   551 Fifth Avenue
   New York, NY 10176                          174,216(2)        174,216(2)              0.47%           0.0%            --

Carmel Ventures, Inc
   22 Ruth Lane
   Demarest, NJ 07627                          860,537(5)        711,057(5)(a)           2.32%          0.41%          5(b)

Catherine Janus
   4817 Creak Dr.
   Western Spring, IL 60558                    118,832(6)        105,767(6)              0.32%          0.04%            --

Chaim Cymerman
   c/o Tomer Cymerman
   Paamoni 10, Apt. 19
   Bavli, Tel Aviv
   Israel                                      196,371(7)        174,593(7)(a)           0.53%          0.06%            --

Charles Kwon
   834 Monror Street
   Evanston, Il 60202                          491,233(8)        482,322(8)(a)           1.33%          0.02%            --

Cranshire Capital, LP
   666 Dundee Road
   Sute 1901
   Northbrook, IL 60602                      1,045,296(9)      1,045,296(9)              2.81%           0.0%            --

Crestwood Holdings, LLC
   c/o Ran Nizan
   109 Boulevard Drive
   Danbury, CT 06810                           360,253(10)       337,978(10)(a)          0.98%          0.06%            --

David Stone
   228 St. Charles Avenue
   Suite 1024
   New Orleans, LA 70130                       348,432(3)        348,432(3)              0.95%           0.0%            --

David Tendler
   401 East 60th Street
   New York, NY 10022                          696,864(11)       696,864(11)             1.88%           0.0%            --

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
Design Investments, LTD
   9 Tanbark Circuit
   Suite 1442
   Werrington Downs
   NSW 2747
   Australia                                   696,864(11)       696,864(11)             1.88%           0.0%            --

Emigrant Capital Corp.
   6 East 43rd Street
   8th Floor
   New York, NY 10017                        3,484,320(12)     3,484,320(12)             9.07%           0.0%            --

Eugene Mancino
   Blau Mancino
   12 Roszel Road, Suite C-101
   Princeton, NJ 08540                         355,099(13)       212,544(13)(a)          0.96%          0.39%            --

Fawdon Investments Ltd.
   4 Ibn Shaprut Street
   Jerusalem, Israel 92478                   1,393,728(4)      1,393,728(4)              3.73%           0.0%            --

Flamm Family Partners, LP.
   c/o Scott Flamm
   70 West Road
   Short Hills, NJ 07078                     2,666,466(14)     2,657,556(14)(a)          7.26%          0.02%           (14)(b)

Fred Berdon Co, LP
   717 Post Road
   Suite 105
   Sacrsdale, NY 10583                         348,432(3)        348,432(3)              0.95%           0.0%            --

Gina Ferarri
   36 Stone Run Road
   Bedmingter, NJ 07921                         79,932(15)        71,022(15)(a)          0.22%           0.2%            --

Hal H. Beretz
   48 South Drive
   Great Neck, NY 11021                        522,648(16)       522,648(16)             1.41%           0.0%            --

Howard Kaye Family Fund
   2 Mohican Trail
   Scarsdale, NY 10583                         522,648(16)       522,648(16)             1.41%           0.0%            --

IRA FBO / Walter S. Grossman
Pershing LLC Custodian
   277 North Ave
   Westport, CT 06880                          696,864(11)       696,864(11)             1.88%           0.0%            --

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
Itai Portnio
   26 Yakinton St
   Haifa, Isreal 34406                         157,608(17)        14,186(17)(a)          0.43%          0.05%            --

J. Todd Derbin
   840 Pretty Brook Road
   Princeton, NJ 08540                       1,837,348(18)       591,532(18)(a)          4.81%          3.28%           (18)(b)

James Patton
   1937 Swedesford
   Malvern, PA 19355                         3,061,192(19)     2,968,291(19)(a)          8.29%          0.25%           (19)(b)

James Paul
   c/o Fulwider Patton
   Howard Hughes Center
   6060 Center Drive, 10th Floor
   Los Angeles, CA 90045                        39,215(20)        34,861(20)(a)          0.11%          0.01%            --

Jonas Grossman
   59 Huratio St
   New York, NY 10014                           80,640(21)        71,731(21)(a)          0.22%          0.02%            --

Kerry Propper
   59 Huratio St
   New York, NY 10014                          201,600(22)       179,326(22)(a)          0.55%          0.06%            --

Lilian Flamm
   c/o Scott Flamm
   70 West Road
   Short Hills, NJ 07078                       197,328(23)       197,328(23)             0.54%           0.0%            --

Marilyn Mendell
   1203 River Road,
   Apt. Penthouse 4
   Edgewater, NJ 07020                         284,500(24)       253,316(24)(a)          0.77%          0.08%            --

Mary Ann Ryan Francis
   1115 Beanaqt Ave
   Seaside Park, NJ 08752                       79,071(25)        70,360(25)(a)          0.22%          0.02%            --

MEA Group, LLC
   145 Talmadge Road
   Edison, NJ 08817                            348,432(3)        348,432(3)              0.95%           0.0%            --

Mordechai Mashiach
   8 Shlomzion Hamalka
   Haifa, Isreal 34406                         157,608(17)       140,186(17)(a)          0.43%          0.05%            --

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
New Bank Ltd
   Levinstein Tower #21st
   23 Menahem Begin Road
   Tel Aviv, Israel                          1,393,728(4)      1,393,728(4)              3.73%           0.0%            --

Open Ventures LLC
   127 West Chestnut Hill Ave
   Philadelphia, PA 19118                       17,422            17,422                 0.05%           0.0%            --

Peggy Fern
   1548 Herlong Court
   Rock Hill, SC 29732                          79,712(26)        70,081(26)(a)          0.22%          0.02%            --

Penn Footware Retirement Trust
   Line & Grove Streets
   PO Box 87
   Nanticoke, PA 18634                         348,432(3)        348,432(3)              0.95%           0.0%            --

Richard Yelovich
   603 Milleson Lane
   West Chester, PA 19380                      151,289           151,289                 0.41%           0.0%            --

Roni Appel
   22 Ruth Lane
   Demarest, NJ 07627                        2,595,193(27)     2,580,745(27)(a)          7.06%          0.04%           (27)(b)

RP Capital, LLC
   10900 Wilshire Blvd
   Suite 500
   Los Angeles, CA 90024                       174,216(2)        174,216(2)              0.47%           0.0%            --

Scott Flamm
   c/o Scott Flamm
   70 West Road
   Short Hills, NJ 07078                       374,296(28)       251,545(28)(a)          1.01%          0.33%           (28)(b)

Shai Stern
   43 Maple Aenue
   Cedarhurst, NY 11516                        174,216(2)        174,216(2)              0.47%           0.0%            --

SRG Capital, LLC
   120 Broadway
   40th Floor
   New York, NY 10271                          696,864(11)       696,864(11)             1.88%           0.0%            --

Sunrise Equity Partners, LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                        3,484,320(12)     3,484,320(12)             9.07%           0.0%            --

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
Thomas McKearn
   6040 Lower Mountain Road
   New Hope, PA 18938                          374,876(29)       269,839(29)(a)          1.02%          0.29%           (29)(b)

Titan Capital Management, LLC
(TCMP3 Partners)
   7 Centure Drive
   Suite 201
   Parsippany, NJ 07054                        696,864(11)       696,864(11)             1.88%           0.0%            --

Tracy Yun
   90 LaSalle St., Apt. #13G
   New York, NY 10027                           60,197            60,197                 0.16%           0.0%            --

Trinita, LLC
   c/o Morten Kielland
   22 Painters Lane
   Chesterbrook, PA 19087                      151,289           151,289                 0.41%           0.0%            --

The Trustees of the
University of Pennsylvania
   Center for Technology Transfer
   University of Pennsylvania
   3160 Chestnut Street
   Suite 200
   Philadelphia, PA 19104-6283
   Attn: Managing Director                   6,339,282         6,339,282                17.28%           0.0%           (41)

William Kahn
   7903 Longmeadow Road
   Baltimore, MD 21208                         151,517           151,517                 0.41%           0.0%            --

Yair Talmor
     517 Old Chappaqua Road
     Briarcliff Manor, NY 10510                174,216(2)        174,216(2)              0.47%           0.0%            --

Yoav Millet
   950 Third Avenue
   New York, NY 10022                          174,216(2)        174,216(2)              0.47%           0.0%            --

Yvonne Paterson
   514 South 46 St
   Philadelphia, PA 19143                      873,412(30)       704,365                 2.37%          0.46%

Amnon Mandelbaum
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                        1,766,559(31)     1,766,559(31)             4.73%           0.0%            --

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
David Goodriend
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                          194,193(32)       194,193(32)             0.53%           0.0%            --

David Filer
   165 East 32 Street
   New York, NY 10016                          382,772(33)       382,772(33)             1.04%           0.0%           (32)(a)

Marcia Kucher
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                            4,140(34)         4,140(34)             0.01%           0.0%            --

Nathan Low
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                        1,886,224(35)     1,886,224(35)             5.04%           0.0%            --

Derek Caldwell
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                          153,658(36)       153,658(36)             0.42%           0.0%            --

Sunrise Securities Corp.
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                          731,707(37)       731,707(37)             1.98%           0.0%           (37)(a)

Richard Stone
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                          307,317(38)       307,317(38)             0.83%           0.0%            --

Sunrise Foundation Trust
   c/o Sunrise Equity Partners LP
   641 Lexington Avenue
   25th Floor
   New York, NY 10022                           71,497            71,497                 0.19%           0.0%            --

                                                 TOTAL             SHARES            % BEFORE         % AFTER        RELATIONSHIP
                NAME                         SHARES OWNED        REGISTERED           OFFERING        OFFERING         (IF ANY)
------------------------------------------------------------------------------------------------------------------------------------
Martin Trust Agreement
U/A/ DTD 11/05/01
Peter L. Martin TTE
   3757 Wedbster St, Apt 203
   San Francisco, CA 94123                     348,432(3)        348,432(3)              0.95%           0.0%            --

A. Heifetz Technologies Ltd
   22 Kanfey Nesharim St
   Jerusalem, Israel 95464                     348,432(3)        348,432(3)              0.95%           0.0%            --

Balestra Spectrum Partners, LLC
   1185 Avenue of the Americas
   32nd Floor
   New York, NY 10036                        1,045,296(9)      1,045,296(9)              2.81%           0.0%            --

Reitler Brown Holdings, LLC
   800 Third Avenue
   21st Floor
   New York, NY 10022                           60,000(39)        60,000(39)             0.16%           0.0%           (39)(a)

Harvest Advaxis LLC
   30052 Aventura, Suite C
   Rancho Santa Margarita,
   CA 92688                                  7,665,506(40)     7,665,506(40)            18.92%           0.0%            --

Miles Wynn
   P.O. Box 440842
   Aurora , CO 80044                           696,700           696,700                 1.90%           0.0%            --

Teresa Waz
   3679 S. Dawson St
   Aurora, CO 80444                             26,900            26,900                 0.07%           0.0%            --

Ormonde Frew
   19996 E.  Greenwood Drive Aurora
   , CO 80013                                   12,000            12,000                 0.03%           0.0%            --

Ralph Grills
   4042 S. Atchison Way
   Aurora, CO 80014                             12,000            12,000                 0.03%           0.0%            --

Daniel Unrein
   281 S. Leyden St
   Denver, CO 80220                              2,500             2,500                 0.01%           0.0%            --

Frederick Malkhe
   4105 E.  Florida Ave
   Suite 100
   Denver, CO 80222                              2,500             2,500                 0.01%           0.0%            --

----------
(1) Reflects 35,395 shares of common stock 44,205 warrants to purchase shares of common stock.
(2) Reflects 87,108 shares of common stock and 87,108 warrants to purchase shares of common stock.
(3) Reflects 174,216 shares of common stock and 174,216 warrants to purchase shares of common stock.
(4) Reflects 696,864 shares of common stock and 696,864 warrants to purchase shares of common stock.
(5) Reflects 355,528 shares of common stock, 413,441 warrants to purchase shares of common stock and 91,567 options exercisable for shares of common stock.
(5)(a) Reflects 355,528 shares of common stock and 355,528 warrants to purchase shares of common stock
(5)(b) Carmel Ventures, Inc. has performed consulting services for us and is owned by Roni Appel, our chief financial officer, director and principal shareholder.
(6) Reflects 52,833 shares of common stock and 52.883 warrants to purchase shares of common stock.
(7) Reflects 87,297 shares of common stock and 109,074 warrants to purchase shares of common stock.
(7)(a) Reflects 87,297 shares of common stock and 87,297 warrants to purchase shares of common stock. (8) Reflects 271,260 shares of common stock and 219,973 warrants to purchase shares of common stock.
(8)(a) Reflects 271,260 shares of common stock and 211,063 warrants to purchase shares of common stock.
(9) Reflects 522,648 shares of common stock and 522,648 warrants to purchase shares of common stock. (10) Reflects 244,933 shares of common stock and 115,320 warrants to purchase shares of common stock.
(10)(a) Reflects 266,933.shares of common stock and 93,046 warrants to purchase shares of common stock.
(11) Reflects 348, 432 shares of common stock and 348,432 warrants to purchase shares of common stock.
(12) Reflects 1,742,160 shares of common stock and 1,742,160 warrants to purchase shares of common stock.
(13) Reflects 106,272 shares of common stock and 248,827 warrants to purchase shares of common stock.
(13)(a) Reflects 106,272 shares of common stock and 106,272 warrants to purchase shares of common stock.
(14) Reflects 2,585,094 shares of common stock and 45,141 warrants to purchase shares of common stock.
(14)(a) Reflects 2,621,325 shares of common stock and 36,231 warrants to purchase shares of common stock.
(14)(b) The general partner of Flamm Family Partners is Scott Flamm a director and principal shareholder.
(15) Reflects 35,511 shares of common stock and 44,421 warrants to purchase shares of common stock.
(15)(a) Reflects 35,511 shares of common stock and 35,511 warrants to purchase shares of common stock.
(16) Reflects 261,324 shares of common stock and 261,324 warrants to purchase shares of common stock.
(17) Reflects 70,093 shares of common stock and 87,515 warrants to purchase shares of common stock.
(17)(a) Reflects 70,093 shares of common stock and 70,093 warrants to purchase shares of common stock.
(18) Reflects 295,766 shares of common stock and 1,172,767 options to purchase shares of common stock and 368,815 shares of common stock issuable upon exercise of warrants.
(18)(a) Reflects 295,766 shares of common stock and 295,766 warrants to purchase shares of common stock.
(18)(b) Mr. Derbin is one of our directors and the chief executive officer.
(19) Reflects 56,349 options to purchase shares of common stock, 36,551 warrants to purchase shares of common stock and 2,820,576 shares of common stock but does not reflect 147,716 warrants to purchase shares of common stock because such warrants are not currently exercisable within the next 60 days.
(19)(a) Reflects 2,820,576 shares of common stock and 14,7716 warrants to purchase shares of common stock.
(19)(b) Dr. Patton is one of our directors.
(20) Reflects 17,430 shares of common stock and 21,785 warrants to purchase shares of common stock.
(20)(a) Reflects 17,430 shares of common stock and 17,430 warrants to purchase shares of common stock.
(21) Reflects 35,865 shares of common stock and 44,775 warrants to purchase shares of common stock.
(21)(a) Reflects 35,865 shares of common stock and 35,865 warrants to purchase shares of common stock.
(22) Reflects 89,663 shares of common stock and 111,937 warrants to purchase shares of common stock.
(22)(a) Reflects 89,663 shares of common stock and 89,663 warrants to purchase shares of common stock.
(23) Reflects 98,664 shares of common stock and 98,664 warrants to purchase shares of common stock.
(24) Reflects 126,658 shares of common stock and 157,842 warrants to purchase shares of common stock.
(24)(a) Reflects 126,658 shares of common stock and 126,658 warrants to purchase shares of common stock.
(25) Reflects 35,180 shares of common stock and 43,981 warrants to purchase shares of common stock.
(25)(a) Reflects 35,180 shares of common stock and 35,180 warrants to purchase shares of common stock.
(26) Reflects 35,401 shares of common stock and 44,311 warrants to purchase shares of common stock.
(26)(a) Reflects 35,401 shares of common stock and 35,401 warrants to purchase shares of common stock.
(27) Reflects 2,522,164 shares of common stock and 73,029 warrants to purchase shares of common stock..
(27)(a) Reflects 2,522,164 shares of common stock and 58,580 warrants to purchase shares of common stock
(27)(b) Mr. Appel is one of our directors and our chief financial officer and owner of Carmel Ventures, Inc., one of our stockholders and is employed by LVEP Management, LLC one of our consultants.
(28) Reflects 125,772 shares of common stock, 156,956 warrants to purchase shares of common stock and 91,567 options.

(28)(a) Reflects 125,772 shares of common stock and 125,772 warrants to purchase shares of common stock.
(28)(b) Mr. Flamm is one of our directors and also the general partner of Flamm Family Partners, one of our stockholders and is the beneficial owner of LVEP Management, LLC one of our consultants.
(29) Reflects 179,290 shares of common stock, 82,763 options and 112,823 warrants to purchase shares of common stock.
(29)(a) Reflects 179,290 shares of common stock and 90,549 warrants to purchase shares of common stock.
(29)(b) Mr. McKearn is one of our directors.
(30) Refelcts 704,365 shares of common stock and 169,048 options to purchase shares of common stock.
(31) Reflects 1,094,020 shares of common stock owned by Mr. Mandelbaum and warrants to purchase 672,539 shares of common stock owned by Mr. Mandelbaum
(32) Reflects 119,466 shares of common stock and 74,727 warrants to purchase shares of common stock.
(33) Reflects 97,561 shares of common stock and 285,211 warrants to purchase shares of common stock.
(34) Reflects 2,070 shares of common stock and 2,070 warrants to purchase shares of common stock.
(35) Reflects 1,124,253 shares of common stock owned by Mr. Low and warrants to purchase 761,971 shares of common stock owned by Mr. Low.
(36) Reflects 80,488 shares of common stock and 73,170 warrants to purchase shares of common stock.
(37) Reflects 383,275 shares of common stock and 348,432 warrants to purchase shares of common stock.
(37)(a) Our placement agent in connection with the Private Placement discussed in this prospectus.
(38) Reflects 160,976 shares of common stock and 146,341 warrants to purchase shares of common stock.
(39)    Reflects 60,000 warrants to purchase shares of common stock.
(39)(a) Reitler Brown Holdings, LLC is an affiliate of our legal counsel in connection with this prospectus.
(40) Reflects 3,832,753 shares of common stock and warrant to purchase 3,832,753 shares of common stock.
(41) We license our intellectual property from Penn through an exclusive license.

BLUE SKY

      Thirty-five  states  have  what  is  commonly  referred  to  as a  "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Delaware, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

      We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our stockholders; provided however that we intend to take appropriate action to qualify securities for resale in the State of New York.

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

      We agreed to keep this prospectus effective until the earlier of the date which is three years after this registration has been declared effective by the SEC, or such earlier date as of which all of the common stock registered for resale hereunder has been sold. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

      At the date hereof we are authorized by our articles of incorporation to issue an aggregate of 500,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of "blank check" preferred stock, par value $0.001 per share. 36,690,056 shares of common stock are outstanding and held of record by 83 stockholders and no shares of convertible preferred stock will be outstanding.

COMMON STOCK

      Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.

      The shares of common stock offered in this prospectus have been fully paid and not liable for further call or assessment. Holders of the common stock do not have cumulative voting rights, which means that the holders of more than one half of the outstanding shares of common stock, subject to the rights of the holders of the preferred stock, if any, can elect all of our directors, if they choose to do so. In this event, the holders of the remaining shares of common stock would not be able to elect any directors. Except as otherwise required by Colorado law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock is present in person or proxy.

PREFERRED STOCK

      We are authorized to issue up to 5,000,000 shares of "blank check" preferred stock. Preferred stock may be issued in one or more series and having the rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the board of directors deems appropriate. In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock shall be filed with the Secretary of State of the State of Colorado. The effect of such preferred stock is that, subject to Federal securities laws and Colorado law, the board of directors alone, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders, and may adversely affect the voting and other rights of the holders of the common stock. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

STOCK SYMBOL; NO TRADING OF COMMON STOCK

      Currently there is no market for our securities, however Vfinance Investment has filed a form 15c2ll with NASD to become a market maker.

      We have applied for trading on the OTC Bulletin Board. At this time there is no symbol.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the common stock is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

DIRECTORS' LIMITATION OF LIABILITY

      Our articles of incorporation and by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Colorado Revised Statutes, including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 7-108-704 of Colorado Law, or for any transaction from which the director derived an improper personal benefit. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

      We will enter into an indemnification agreement with each of our directors which provides that we will indemnify our directors and advance expenses to our directors, to the extent permitted by the laws of the State of Colorado.

      We have directors and officers liability insurance in an amount of $1 million.

      Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons as stated in the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                 SHARES OF THE COMPANY ELIGIBLE FOR FUTURE SALE

      Prior to the date of this prospectus, there has been a limited public market for our common stock. Sales of substantial numbers of shares of our common stock in the public market following this Offering, or the perception that such sales may occur, could adversely affect prevailing market prices of our shares.

      Assuming no exercise of options outstanding, or up 671,994 warrants to purchase shares of our common stock, and assuming exercise of 19,630,588 warrants to purchase shares of our common stock, there are 56,320,644 shares of our common stock issued and outstanding as of the date of this prospectus. These shares of common stock will be deemed to be "restricted securities" under Rule
144. Restricted securities may only be sold in the public market pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under Rule 144, Rule 701 or Rule 904 under the Act. These rules are summarized below.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

      As of the date of this prospectus no shares may be eligible for resale, 46,586,560 shares of common stock may become eligible for resale under Rule 144 on November 12, 2005, 1,671,080 shares of common stock may be eligible for resale under Rule 144 on December 8, 2005, 1,069,491 shares of common stock may be eligible for resale under Rule 144 on January 4, 2006 and 7,665,606 shares of common stock may be eligible for resale under Rule 144 on January 12, 2006, in each case subject to volume, manner of sale and other limitations under Rule 144.

RULE 144

      In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      o 1.0% of the number of shares of common stock outstanding, which is approximately 366,900 shares of common stock; or

      o the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

      Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, under Rule 144(k) as currently in effect, a person:

      o who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale; and

      o who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

      In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors (other than affiliates) who purchased shares of common stock from us under a compensatory stock option plan or other written agreement before the closing of the Share Exchange is entitled to resell these shares. These shares can be resold 90 days after the effective date of the Share Exchange in reliance on Rule 144, without having to comply with restrictions, including the holding period, contained in Rule 144. However, the 2004 Plan has a lock-up provision and shares issued under it are not eligible for resale at this time. Pursuant to such lock-up provision any common stock or other equity securities issued or issuable upon exercise of an option may not be sold, transferred or disposed of until the earlier of (i) the date that this registration statement has been filed with and declared effective by the SEC, and (ii) November 12, 2005, unless (a) such sale, transfer or distribution is approved in writing by a majority of the investors in the Private Placement, and
(b) the transferee of such sold, transferred or distributed securities agrees in writing to be bound by the terms of such lock-up provision to the same extent as if they had originally been a party hereto.

         The Securities and Exchange Commission has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold:

      o by persons other than affiliates subject only to the manner of sale provisions of Rule 144; and

      o by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

OPTIONS

      We intend to file one or more registration statements on Form S-8 under the Act to register 2,381,525 shares of common stock reserved for issuance under our stock option plans. The registration statement on Form S-8 will become effective automatically upon filing. As of the date of this prospectus, options to purchase 2,182,894 shares of common stock were issued and outstanding, of which options to purchase approximately 1,400,988 shares of common stock had vested and had not been exercised. Shares of common stock issued upon exercise of a share option and registered under the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates and the lock-up provision described above, be available for sale in the open market immediately.

LOCK UP OF CERTAIN SHARES

      We have secured the agreement of all persons who received their shares of common stock by reason of securities ownership in Advaxis prior to the Share Exchange to not sell, transfer, pledge or otherwise dispose of such shares during the period from November 12, 2004 until the earlier of (i) the date that this registration statement has been filed with and declared effective by the SEC, and (ii) the first year anniversary of the date hereof, unless (a) such sale, transfer or distribution is approved in writing by a majority of the investors in the Private Placement, and (b) the transferee of such sold, transferred or distributed securities agrees in writing to be bound by the terms of the standstill agreement to the same extent as if they had originally been a party hereto.

                              PLAN OF DISTRIBUTION

      The selling stockholders, and any of their pledgees, asignees and successors-in-interest, may from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales (other than short sales established prior to the effectiveness of the Registration Statement to which this Prospectus is a part)

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

      Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the registrable securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a selling stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the common stock offered by this prospectus will be passed upon for us by Frascona, Joiner, Goodman and Greenstein, PC.

                                     EXPERTS

      The financial statements appearing in this prospectus and registration statement have been audited by Goldstein Golub Kessler LLP, independent accountants; to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      We filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents or any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

      We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the SEC. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

                              FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                F-2

FINANCIAL STATEMENTS:

   Balance Sheet                                                       F-3
   Statement of Operations                                             F-4
   Statement of Shareholders' Equity (Deficiency)                      F-5
   Statement of Cash Flows                                             F-6
   Notes to Financial Statements                                    F-7 -  F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Advaxis, Inc.

We have audited the accompanying balance sheets of Advaxis, Inc. (a development stage company) as of December 31, 2002 and 2003, and the related statements of operations, shareholders' equity (deficiency), and cash flows for the period March 1, 2002 (inception) to December 31, 2002, the year ended December 31, 2003, and the period March 1, 2002 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advaxis, Inc. as of December 31, 2002 and 2003, and the results of its operations and its cash flows for the period March 1, 2002 (inception) to December 31, 2002, the year ended December 31, 2003, and the period March 1, 2002 (inception) to December 31, 2003 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations, has a working capital deficiency and has a shareholders' deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 22, 2004, except for Note 5, Note 8, and the last paragraph of Note 4, as to which the date is December 20, 2004

                                                                   ADVAXIS, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                                                   BALANCE SHEET

                                                                                 DECEMBER 31,                 SEPTEMBER 30,
                                                                             2002           2003         2004             2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (unaudited)    (pro forma)
ASSETS

Current Asset - cash                                                     $   204,382    $    47,160    $    48,045    $ 2,873,045

Intangible Assets                                                                           277,243        386,743        386,743
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL ASSETS                                                     $   204,382    $   324,403    $   434,788    $ 3,259,788
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:

   Accounts payable                                                      $    85,825    $ 1,018,936    $   966,720    $   966,720
   Notes payable, current portion                                                            25,408        607,990        607,990
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL CURRENT LIABILITIES                                             85,825      1,044,344      1,574,710      1,574,710

Notes Payable, net of current portion                                         40,000         86,794        404,501        404,501
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES                                                    125,825      1,131,138      1,979,211      1,979,211
------------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Shareholders' Equity (Deficiency):

   Common stock - $0.001 par value; authorized 500,000,000
    shares, issued and outstanding 17,102,923 shares                          17,103         17,103         17,103          3,149
   Additional paid-in capital                                                228,390        252,843        302,042      3,140,996
   Deficit accumulated during the development stage                         (166,936)    (1,076,681)    (1,863,568)    (1,863,568)

------------------------------------------------------------------------------------------------------------------------------------
        SHAREHOLDERS' EQUITY (DEFICIENCY)                                     78,557       (806,735)    (1,544,423)     1,280,577
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)          $   204,382    $   324,403    $   434,788    $ 3,259,788
====================================================================================================================================

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

                                                                  ADVAXIS, INC.
                                                  (A DEVELOPMENT STAGE COMPANY)
                                                        STATEMENT OF OPERATIONS

                                           PERIOD FROM                  PERIOD FROM                                   PERIOD FROM
                                            MARCH 1,                     MARCH 1,                                       MARCH 1,
                                              2002                        2002          NINE-MONTH       NINE-MONTH       2002
                                         (INCEPTION) TO   YEAR ENDED   (INCEPTION) TO  PERIOD ENDED     PERIOD ENDED  (INCEPTION) TO
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,    SEPTEMBER 30, SEPTEMBER 30,

                                            2002            2003            2003            2003             2004          2004
                                                                                        (unaudited)
                                         -------------------------------------------------------------------------------------------
Research and development expenses      $     50,899    $    491,508    $    542,407    $    385,077    $    228,880    $    771,287

General and administrative expenses         117,003         405,568         522,571         337,107         468,132         990,703

Interest expense                                             17,190          17,190           7,539          46,048          63,238

Other income                                    966           4,521           5,487             505              57           5,544
------------------------------------------------------------------------------------------------------------------------------------
Net loss                                   (166,936)       (909,745)     (1,076,681)       (729,218)       (743,003)     (1,819,684)

Dividends attributed to preferred stock                                                                       43,884          43,884

------------------------------------------------------------------------------------------------------------------------------------
Net loss applicable to common stock    $   (166,936)   $   (909,745)   $ (1,076,681)   $   (729,218)   $   (786,887)   $ (1,863,568)
====================================================================================================================================

Basic and diluted net loss per share   $      (0.01)   $      (0.05)   $      (0.06)   $      (0.04)   $      (0.05)   $      (0.11)
====================================================================================================================================


Weighted-average number of shares        17,102,923      17,102,923      17,102,923      17,102,923      17,102,923      17,102,923
====================================================================================================================================

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

                                                                                                                      ADVAXIS, INC.
                                                                                                      (A DEVELOPMENT STAGE COMPANY)
                                                                                     STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
PERIOD FROM MARCH 1, 2002 (INCEPTION) TO SEPTEMBER 30, 2004

                                    PREFERRED STOCK            COMMON STOCK
                               NUMBER OF                NUMBER OF                            DEFICIT ACCUMULATED    SHAREHOLDERS'
                               SHARES                   SHARES                   ADDITIONAL  DURING THE DEVELOPMENT  EQUITY
                            OUTSTANDING       AMOUNT  OUTSTANDING      AMOUNT   PAID-IN CAPIT       STAGE          (DEFICIENCY)
------------------------------------------------------------------------------------------------------------------------------------
Preferred stock issued         3,418.18                $  235,000

Common stock issued                                       40,000                 $        40    $       (40)


Options granted to                                                                    10,493                        10,493
consultants and
professionals

Net loss                                                                                        $  (166,936)      (166,936)

Retroactive restatement to    (3,418.18)    (235,000)  17,062,923       17,063       217,937
reflect recapitalization
on  November 12, 2004
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31,
2002                                  0            0   17,102,923       17,103       228,390       (166,936)        78,557

Note payable converted
into preferred stock             232.27       15,969                                                                15,969

Options granted to
consultants and
professionals                                                                          8,484                         8,484

Net loss                                                                                           (909,745)      (909,745)

Retroactive restatement to
reflect recapitalization
on  November 12, 2004           (232.27)       (15,969)                               15,969
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31,
2003                                  0            0   17,102,923       17,103       252,843     (1,076,681)      (806,735)

(Unaudited):
Stock dividend on
preferred stock                  638.31         43,884                                              (43,884)

Options granted to
consultants and
professionals                                                                          5,315                         5,315

Net loss                                                                                           (743,003)      (743,003)

Retroactive restatement to
reflect recapitalization
on  November 12, 2004           (638.31)       (43,884)                               43,884
------------------------------------------------------------------------------------------------------------------------------------

Balance at September 30,
2004                         $        0   $        0   17,102,923   $   17,103   $   302,042    $(1,863,568)   $(1,544,423)
====================================================================================================================================

The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

                                                                                                                       ADVAXIS, INC.
                                                                                                       (A DEVELOPMENT STAGE COMPANY)
                                                                                                             STATEMENT OF CASH FLOWS

                                                     PERIOD FROM                PERIOD FROM   NINE-MONTH   NINE-MONTH  PERIOD FROM
                                                    MARCH 1, 2002              MARCH 1, 2002  PERIOD       PERIOD      MARCH 1, 2002
                                                   (INCEPTION) TO  YEAR ENDED  (INCEPTION) TO ENDED        ENDED      (INCEPTION) TO
                                                   DECEMBER 31,  DECEMBER 31, DECEMBER 31,   SEPTEMBER 30,SEPTEMBER 30,SEPTEMBER 30,


                                                     2002          2003         2003          2003           2004           2004
                                                                                            (unaudited)  (unaudited)    (unaudited)
Cash flows from operating activities:

   Net loss                                       $  (166,936) $  (909,745)  $(1,076,681) $  (729,218)   $  (743,003)   $(1,819,684)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:

   Value assigned to options given as payment to
     consultants and professionals                     10,493        8,484        18,977        8,450          5,315         24,292
     Amortization expense                                                                                     14,970         14,970
     Accrued interest on notes payable                  3,171        3,171         2,378       27,800         30,971
     Increase (decrease) in accounts payable           85,825      933,111     1,018,936      746,205        (52,216)       966,720
------------------------------------------------------------------------------------------------------------------------------------

         NET CASH PROVIDED BY (USED IN) OPERATING
         ACTIVITIES                                   (70,618)      35,021       (35,597)      27,815       (747,134)      (782,731)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows used in investing activity - cost of
intangible assets                                                 (277,243)     (277,243)    (248,516)      (124,470)      (401,713)

------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:

   Proceeds from notes payable                         40,000       85,000       125,000       25,969        872,489        997,489
   Net proceeds on issuance of preferred stock        235,000                    235,000                                    235,000

------------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                 275,000       85,000       360,000       25,969        872,489      1,232,489

Net increase (decrease) in cash                       204,382     (157,222)       47,160     (194,732)           885         48,045

Cash at beginning of period                                        204,382                    204,382         47,160

------------------------------------------------------------------------------------------------------------------------------------
Cash at end of period                             $   204,382  $    47,160   $    47,160  $     9,650    $    48,045    $    48,045
====================================================================================================================================

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
ACTIVITIES:

   Common stock issued to founders                $        40                $        40                                $        40
====================================================================================================================================

   Notes payable and accrued interest converted to             $    15,969   $    15,969  $    15,969                   $    15,969
   preferred stock
====================================================================================================================================

   Stock dividend on preferred stock                                                                     $    43,884    $    43,884
====================================================================================================================================


The accompanying notes and the report of independent registered public accounting firm should be read in conjunction with the financial statements.

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

1. PRINCIPAL            Advaxis,  Inc. (the "Company") was  incorporated in 2002
   BUSINESS             and  is  a   biotechnology   company   researching   and
   ACTIVITY AND SUMMARY developing new cancer-fighting techniques.
   OF SIGNIFICANT
   ACCOUNTING POLICIES:

                        The Company is in the development stage and its operations are subject to all of the risks inherent in an emerging business enterprise. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company has incurred losses from operations, and has a working capital deficit of $971,776 and $1,526,665, and a shareholders' deficiency of $806,735 and $1,544,423 at December 31, 2003 and September 30, 2004, respectively. Management intends to raise additional funds through equity and to develop technologies that will generate revenue that will allow the Company to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

                        Intangible assets, which consist primarily of legal costs in obtaining trademarks and patents, are being amortized on a straight-line basis over 15 and 17 years, respectively.

                        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

                        BASIC LOSS PER SHARE IS COMPUTED BY DIVIDING NET LOSS BY THE WEIGHTED-AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING DURING THE PERIODS. DILUTED EARNINGS PER SHARE GIVES EFFECT TO DILUTIVE OPTIONS, WARRANTS AND OTHER POTENTIAL COMMON STOCK OUTSTANDING DURING THE PERIOD. POTENTIAL COMMON STOCK HAS NOT BEEN INCLUDED IN THE COMPUTATION OF DILUTED LOSS PER SHARE, AS THE EFFECT WOULD BE ANTIDILUTIVE.

                        Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

                        The preparation of financial statements in conformity with accounting principles generally

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        accepted in the United States of America requires the use of estimates by management. Actual results could differ from these estimates.

                        The   estimated   fair   value  of  the  notes   payable
                        approximates the carrying amount based on the rates available to the Company for similar debt.

                        Accounts payable consists entirely of trade accounts payable.

                        Research and development costs are charged to expense as incurred.

                        Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

                        The Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock options granted to employees and has adopted the disclosure-only provisions of SFAS No. 123. Had the Company elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, the Company's net loss would have been as follows:

                                                      Period from
                                                     March 1, 2002
                                                       (date of            Year
                                                     inception) to      ended period ended       Nine-month
                                                     December 31,       December 31,            September 30,
                        ------------------------------------------------------------------------------------------
                                                         2002               2003           2003             2004
                        Net loss, as reported          $(166,936)       $(909,745)      $(729,218)     $(743,003)
                        Deduct stock options
                         compensation expense
                         determined under fair-value-
                         based method                     (8,566)         (32,923)         (4,280)       (61,983)
                        ------------------------------------------------------------------------------------------

                        Adjusted net loss              $(175,502)       $(942,668)      $(733,498)     $(804,986)
                        ==========================================================================================
                        Basic and diluted loss per
                         share, as reported          $       (.01)$       (.05)      $     (0.04)   $      (0.05)
                        ==========================================================================================
                        Basic and diluted loss per
                         share, pro forma            $       (.01)$         (.05)     $    (0.04)  $      (0.05)
                        ==========================================================================================

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the equity instruments in accordance with the guidance provided in the consensus opinion of the Emerging Issues Task Force ("EITF") Issue 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction With Selling Goods or Services.

                        THE ACCOMPANYING UNAUDITED INTERIM FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR INTERIM FINANCIAL INFORMATION AND THE REQUIREMENTS OF ITEM 310(B) OF REGULATION S-B. ACCORDINGLY, CERTAIN INFORMATION AND FOOTNOTE DISCLOSURES NORMALLY INCLUDED IN FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES HAVE BEEN CONDENSED OR OMITTED PURSUANT TO THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. THE RESULTS OF OPERATIONS FOR THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2004 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS EXPECTED FOR THE YEAR ENDED DECEMBER 31, 2004.

                        In the opinion of management, the accompanying unaudited interim financial statements for the nine-month periods ended September 30, 2004 and 2003 include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results of the interim period.

2.  INTANGIBLE          Intangible assets consist of the following:
    ASSETS

                        December 31, 2003
                        ------------------------------------------------------------------------------------------
                        Trademarks                                                                    $    8,243
                        Patents                                                                          269,000
                        ------------------------------------------------------------------------------------------
                                                                                                        $277,243
                        ==========================================================================================

                        Estimated amortization expense is as follows:

                          Year ending December 31,

                                    2004                                                                 $18,483
                                    2005                                                                  18,483
                                    2006                                                                  18,483
                                    2007                                                                  18,483
                                    2008                                                                  18,483


                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        During the nine-month period ended September 30, 2004, the Company acquired $124,470 of new patents. Amortization expense during the period amounted to $14,970.

                        Notes payable consist of the following:

                        December 31,                                                         2003           2002
                        ----------------------------------------------------------------------------------------
                        Note  payable with  interest at 6% per annum,  due on
                        December 31, 2005. The amount is mandatorily

                        convertible at the time of the closing of the Company's contemplated $2,000,000 equity financing into the same  class of shares  issued at the  equity
                        financing   at   a   conversion   price   per   share
                        equivalent  to the  price  per  share  in the  equity
                        financing. Upon closing of an equity financing

                        which is less than  $2,000,000,  the  holder  has the
                        right to convert,  at the holder's  option,  into the
                        same class of shares  issued at the equity  financing
                        at a  conversion  price per share  equivalent  to the
                        price per share in the equity financing.                        $  10,060

                        Note  payable with  interest at 8% per annum,  due on
                        November 10, 2008.                                                 10,112

                        Note  payable with  interest at 8% per annum,  due on
                        December 17, 2008.                                                 40,122

                        Note payable with interest at 6% per annum, due on December 31, 2004. The amount is mandatorily convertible at the time of the closing of the Company's contemplated $2,000,000 equity financing into the same  class of shares  issued at the  equity
                        financing   at   a   conversion   price   per   share
                        equivalent  to the  price  per  share  in the  equity
                        financing. Upon closing of an equity financing

                        which is less than  $2,000,000,  the  holder  has the
                        right to convert,  at the holder's  option,  into the
                        same class of shares  issued at the equity  financing
                        at a  conversion  price per share  equivalent  to the
                        price per share in the equity financing.                           25,408

                                                                                      (continued)

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        December 31,                                                         2003           2002
                        ------------------------------------------------------------------------------------------
                        Note  payable with  interest at 6% per annum,  due on
                        June 30,  2005.  The  amount  is  convertible  at the
                        holder's  option into Series A convertible  preferred
                        stock at a price per share of $68.75.                           $  26,500        $25,000

                        Note payable with  interest at 6% per annum,  due and
                        payable   on   June   30,   2005.   The   amount   is
                        convertible  at the  holder's  option  into  Series A
                        convertible  preferred  stock at a price per share of
                        $68.75. The full amount of this note plus accrued

                        interest   of  $969   was   converted   into   232.27
                        shares of Series A preferred  stock on September  22,
                        2003.                                                                             15,000
                        ------------------------------------------------------------------------------------------

                                                                                          112,202         40,000

                        Less current portion                                               25,408
                        ------------------------------------------------------------------------------------------
                                                                                        $  86,794        $40,000
                        ==========================================================================================

                        Aggregate maturities of notes payable at December
                        31, 2003 are as follows:

                        Year ending December 31,

                                    2004                                                               $  25,408
                                    2005                                                                  36,560
                                    2006
                                    2007
                                    2008                                                                  50,234
                        ------------------------------------------------------------------------------------------
                                                                                                        $112,202
                        ==========================================================================================


                        During the nine-month period ended September 30, 2004, the Company entered into various convertible loan agreements amounting to $872,489, which accrue interest at 8% per annum and expire at various dates through 2008. A portion of these loans was converted into common stock at the time of the Company's recapitalization (see Note 8).

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

 4. STOCK OPTION        The Company has adopted  the  Advaxis,  Inc.  2002 Stock
                        Option Plan (the "Plan"), which allows for grants up to 8,000 shares of the Company's common stock. The Plan shall be administered and interpreted by the Company's board of directors.

                        Stock option activity during the periods indicated is as follows:

                                                                                                       Weighted-
                                                                                                        average
                                                                                        Options        Exercise
                                                                                        Granted          Price
                        ------------------------------------------------------------------------------------------
                        Granted from the period March 1, 2002 (inception)
                         to December 31, 2002                                            4,522            $73.63

                        Outstanding at December 31, 2002                                 4,522             73.63
                        Granted                                                          1,286             97.47
                        ------------------------------------------------------------------------------------------

                        Outstanding at December 31, 2003                                 5,808            $78.91
                        ==========================================================================================
                        Vested and exercisable at December 31, 2003                      2,835            $89.55
                        ==========================================================================================

                        At December 31, 2003, the weighted exercise prices and weighted-average remaining contractual life of outstanding options were $78.91 and 8.87 years, respectively.

                        The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2003 and 2002: dividend yield of 0%; average risk-free interest rates of 6%; volatility of 0%; and an expected life of 10 years in each year.

                        Also under the Plan, the Company has granted 3,430 options to purchase the Company's common stock that are being accounted for under variable plan accounting because these options have an exercise price that is subject to a one-time price adjustment following the next round of equity financing. Accordingly, each period, increases in the stock price of the Company will result in a charge to operations for the increase in the Company's stock price multiplied by the number of these options still outstanding. However, there has been no fluctuation in the Company's stock price from inception to December 31, 2003 and, as such, no charge has been taken on the accompanying statement of operations.

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        On November 12, 2004, in connection with the recapitalization (see Note 8), the above options were canceled, and employees and consultants were granted options of Great Expectations. The pro forma disclosures in Note 1 are presented for the options outstanding prior to the recapitalization.

5. SHAREHOLDERS'        Prior to the recapitalization  (see Note 8), the Company
   EQUITY:              had convertible preferred stock with $.001 par value and
                        50,000  shares  authorized.  6,000 of those  shares were
                        designated  as  Series  A and  3,418.18,  3,650.45,  and
                        3.640.45  were issued and  outstanding  at December  31,
                        2002,   December  31,  2003  and   September  30,  2004,
                        respectively.   The  Company  also  had  100,000  shares
                        authorized of $.001 par value common stock with 40,000 shares issued and outstanding at December 31, 2002 and 2003, and at September 30, 2004.

                        The preferred stock and common stock amounts were retroactively restated to reflect the effects of the recapitalization on November 12, 2004 (see Note 8).

6. COMMITMENTS AND      Pursuant  to  multiple   consulting   agreements  and  a
   CONTINGENCIES:       licensing agreement,  the Company is contingently liable
                        for the following:

                        The  Company  is   obligated   to  pay  $35,500  to  two
                        consultants upon receiving financing of $1,000,000 or greater.

                        The Company is obligated to pay $20,000 to two consultants upon receiving financing of $500,000 or greater and an additional $20,000 upon receiving financing of $2,000,000 or greater.

                        The  Company  is   obligated   to  pay  $91,000  to  two
                        consultants upon receiving financing of $4,000,000 or greater.

                        Under a licensing agreement, the Company has agreed to pay $525,000 over a four-year period as a royalty after the first commercial sale of a product under the license. The Company is also obligated to pay annual license maintenance fees ranging from $25,000 to $125,000 per year after the first commercial sale of a product under the license. The Company is also obligated to pay up to $660,000 to the licensor upon receiving financing. The amount due is contingent upon the size of the financing.

                        As of December 31, 2003, the Company has an employment agreement with a key executive through December 31, 2004. The agreement shall be automatically renewed for one-year periods unless the Company or the key executive gives the other party written consent of its intent not to renew at least 30 days prior to the end of the term of the contract. The agreement provides for an annual base salary of $150,000, which will be adjusted to $225,000 to $250,000 per annum once the Company closes on its next round of equity financing.

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        The Company is also obligated under two employment agreements to pay approximately $220,000 per annum to two employees upon the closing of the next round of equity financing.

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

 7. Income Taxes:       The Company has a net  operating  loss  carryforward  of
                        approximately $1,800,000 available to offset taxable income through 2023.

                        The tax effects of loss carryforwards give rise to a deferred tax asset and a related valuation allowance as follows:

                        Net operating losses                          $ 720,000

                        Less valuation allowance                       (720,000)

                        --------------------------------------------------------
                        Deferred tax asset                            $    - 0 -
                        ========================================================

                              The  difference  between  income taxes computed at
                        the statutory federal rate of 34% and the provision for income taxes relates to the following:

                                                               Period from
                                                               March 1, 2002                       Nine-month
                                                              (inception) to      Year ended      period ended
                                                               December 31,      December 31,     September 30,
                                                                  2002              2003        2004      2003
                        ---------------------------------------------------------------------------------------------
                                                                                                         (unaudited)
                        Provision at federal statutory rate        34%               34%         34%         34%
                        Valuation allowance                       (34)              (34)        (34)        (34)
                        ---------------------------------------------------------------------------------------------
                                                                  -0-%              -0-%        -0-%        -0-%
                        =============================================================================================

8. SUBSEQUENT           On November 12, 2004, Great Expectations and Associates,
   EVENTS:              Inc. ("Great Expectations") acquired the Company through
                        a    share    exchange    and    reorganization     (the
                        "Recapitalization"),   pursuant  to  which  the  Company
                        became a wholly owned subsidiary of Great  Expectations.
                        Great  Expectations  acquired  (i) all of the issued and
                        outstanding  shares of common  stock of the  Company and
                        the Series A preferred  stock of the Company in exchange
                        for an aggregate of 15,597,723 shares of authorized, but
                        theretofore  unissued,  shares of common  stock,  no par
                        value, of Great Expectations; (ii) all of the issued and
                        outstanding  warrants to purchase the  Company's  common
                        stock,  in exchange  for  warrants  to purchase  584,885
                        shares  of  Great  Expectations;  and  (iii)  all of the
                        issued and outstanding options to purchase the Company's
                        common  stock in exchange  for an aggregate of 2,381,525
                        options to purchase common stock of Great  Expectations,
                        constituting  approximately  96% of the common  stock of
                        Great  Expectations  prior to the  issuance of shares of
                        common  stock  of  Great  Expectations  in  the  private
                        placement  described below.  Prior to the closing of the
                        Recapitalization,   Great   Expectations   performed   a
                        200-for-1  reverse stock split, thus reducing the issued
                        and   outstanding   shares  of  common  stock  of  Great
                        Expectations from 150,520,000  shares to 752,600 shares.
                        Additionally,  752,600  shares of common  stock of Great
                        Expectations were issued to the financial advisor in connection with the Recapitalization. Pursuant to the Recapitalization, there are 17,102,923 common shares outstanding in Great Expectations.

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        As a result of the transaction, the former shareholders of Advaxis are the controlling shareholders of the Company. Additionally, prior to the transaction, Great Expectations had no substantial assets. Accordingly, the transaction is treated as a reverse acquisition of a public shell, and the transaction has been accounted for as a recapitalization of Advaxis, rather than a business combination. The historical financial statements of Advaxis are now the historical financial statements of the Company. Historical shareholders' equity (deficiency) of Advaxis has been restated to reflect the recapitalization, and include the shares received in the transaction.

                        Pro forma information has not been presented since the transaction is not a business combination.

                        Subsequent to September 30, 2004, Great Expectations sold to accredited investors at an initial closing of a private placement offering 117 units at $25,000 per unit for an aggregate purchase price of $2,925,000. Great Expectations issued to the Placement Agent and/or its designees an aggregate of 2,057,160 shares of common stock and warrants to acquire up to an aggregate of 2,038,328 shares of common stock. Each unit is comprised of (i) 87,108 shares of common stock, no par value, of Great Expectations ("Common Stock") and (ii) a five-year warrant (each a "Warrant" and collectively the "Warrants) to purchase 87,108 shares of Common Stock at an exercise price of $0.40 per share. At the initial closing, the accredited investors received an aggregate of 10,191,638 shares of Common Stock and Warrants to purchase 10,191,638 shares of Common Stock. In addition, on November 12, 2004, $595,000 aggregate principal amount of convertible promissory notes of the Company ("Advaxis Notes") including accrued interest, were converted into units on the same terms as the Units sold. The holders of the Advaxis Notes received an aggregate of 2,136,441 shares of Common Stock and Warrants to purchase 2,136,441 shares of Common Stock upon conversion of the Advaxis Notes plus accrued interest thereon. As of September 30, 2004, such convertible notes, including accrued interest, amounted to $580,190. The Company is continuing to market the units and presently intends to market up to a maximum aggregate of $7,000,000 of said units but, may yet, in its sole discretion, increase the offering to a maximum aggregate of $10,000,000. Pursuant to the Recapitalization and the first closing of the private placement, there are 31,488,160 common shares outstanding in Great Expectations.

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        The accompanying pro forma balance sheet reflects the private placement as if it had occurred on September 30, 2004.

                        Pursuant to the Recapitalization and the first closing of the private placement, there are 2,381,525 options to purchase the Company's common stock outstanding. These options have a 10-year life and vest ratably over a four-year period. A summary of the options outstanding are as follows:

                          Options                               Exercise Price
                        --------------------------------------------------------
                        1,966,939                                 $0.1952
                           14,087                                 $0.2839
                           35,639                                 $0.2870
                          227,509                                 $0.3549
                          137,351                                 $0.4259
                        --------------------------------------------------------
                        2,381,525
                        ========================================================


                        Pursuant to the Recapitalization and the first closing of the private placement, there are 14,951,292 warrants to purchase the Company's common stock outstanding. A summary of the warrants outstanding are as follows:

                          Amount              Exercise Price         Expiration
                        --------------------------------------------------------

                         2,543,553               $0.20                      2009
                            35,218               $0.28                      2011
                           142,555               $0.29                      2007
                         2,038,328               $0.29                      2009
                        10,191,638               $0.40                      2009
                        --------------------------------------------------------
                        14,951,292
                        ========================================================

                                                                   ADVAXIS, INC.
                                                   (a development stage company)

                                                   NOTES TO FINANCIAL STATEMENTS
                                                               December 31, 2003
--------------------------------------------------------------------------------
(information related to the nine-month periods ended September 30, 2004 and 2003 is unaudited)
--------------------------------------------------------------------------------

                        On December 20, 2004, the Company entered into an Amended and Restated Employment Agreement with J. Todd Derbin, its current chief executive officer and president ("Employment Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Derbin shall serve as the Company's chief executive officer and president for a period of one year commencing on January 1, 2005. The Employment Agreement may be extended, in writing, by the Company and Mr. Derbin. Mr. Derbin's salary shall be $200,000, provided that it shall be increased to $225,000 or $250,000 based upon certain milestones of the Company as set forth in the Employment Agreement. In addition, Mr. Derbin shall be entitled to bonuses in the form of equity and/or cash as set forth in the Employment Agreement and he shall be entitled to receive non-qualified stock options to purchase common stock of the Company (the "Options"), the amount of which when added to his existing 1,172,767 options shall equal 5% of the total issued and outstanding common stock of the Company, as of March 31, 2005. One-half of the Options shall vest on the grant date and one-half of the Options shall vest monthly over four years at a rate of 1/48th per month. The grant of the Options is subject to the Company adopting a 2005 Stock Option Plan, which is subject to stockholder approval.

                                56,320,114 Shares

                                  ADVAXIS, INC.

                                  Common Stock

                               ------------------

                                   PROSPECTUS
                               ____________, 2005

                               ------------------

Until [__________], 2005, all dealers that buy, sell, or trade the common stock, may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our articles of incorporation and by-laws include provisions to (1) indemnify the directors and officers to the fullest extent permitted by the Colorado Revised Statutes, including circumstances under which indemnification is otherwise discretionary and (2) eliminate the personal liability of directors and officers for monetary damages resulting from breaches of their fiduciary duty, except for liability for breaches of the duty of loyalty, acts, or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 7-108-704 of Colorado Law, or for any transaction from which the director derived an improper personal benefit. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

      We will enter into an indemnification agreement with each of our directors which provides that we will indemnify our directors and advance expenses to our directors, to the extent permitted by the laws of the State of Colorado.

      We have directors and officers liability insurance in an amount not less than $1 million.

      Insofar as indemnification for liability arising under the Act may be permitted to our directors, officers and controlling persons as stated in the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee..........................................  $6,628.94*
Printing and engraving expenses...............................  $10,000*
Legal fees and expenses.......................................  $25,000*
Accounting fees and expenses..................................  $5,000*
Transfer agent and registrar's fees and expenses..............  $10,000*
Miscellaneous expense.........................................  $3,371.06*
         Total........................................  ........$60,000*

----------

* Estimates only.

RECENT SALES OF UNREGISTERED SECURITIES

      During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section
4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with us, to information about us.

      We issued on November 12, 2004 pursuant to the Share Exchange, 16,350,323 shares of our common stock, 2,381,525 options to purchase shares of common stock and 584,885 warrants to purchase shares of common stock.

      We issued on November 12 ,2004 pursuant to the conversion of $595,000 principal amount of outstanding promissory notes, 2,136,441 shares of our common stock and warrants to purchase 2,136,441 shares of our common stock.

      On November 12, 2004 in connection with the first closing of the Private Placement we issued 12,248,798 shares of our common stock and 12,229,966 warrants to purchase shares of our common stock.

      On November 12, 2004 we issued a warrant to purchase 60,000 shares of common stock to RB Holdings, LLC, an affilate of Reitler Brown & Rosenblatt LLC in connection with legal services rendered.

      On December 8, 2004, in connection with the second closing of the Private Placement we issued 834,843 shares of our common stock and 836,237 warrants to purchase shares of our common stock.

      On January 4, 2005, in connection with the third and final closing of the Private Placement we issued 534,299 shares of our common stock and 535,192 warrants to purchase shares of our common stock.

      On January 12, 2005, in connection with the closing of a second private placement offering, we issued 3,832,752 shares of our common stock and 3,832,752 warrants to purchase shares of our common stock.

EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT

Exhibi t3.1       Amended   and   Restated   Articles   of   Incorporation.
                  Incorporated by reference to Exhibit 3.1 to Report on Form 8K filed with the SEC on December 27, 2004.

Exhibit 3.2       Amended and Restated Bylaws.  Incorporated by reference to
                  Exhibit 3.1 to Report on Form 8K filed with the SEC on December 27, 2004.

Exhibit 4.1 Form of Warrant issued to purchasers. Incorporated by reference to Exhibit 4.1 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 4.2 Form of Warrant issued to Placement Agent. Incorporated by reference to Exhibit 4.2 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 5.1       Opinion of Frascona, Joiner, Goodman and Greenstein, PC

Exhibit 10.1      Share and  Exchange  Agreement,  dated as of August  25,
                  2004, by and among the Company, Advaxis and the shareholders of Advaxis. Incorporated by reference to Exhibit 10.1 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.2 Form of Securities Purchase Agreement, by and among the Company and the purchasers listed as signatories thereto. Incorporated by reference to Exhibit 10.2 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.3      Form of Registration  Rights Agreement,  by and among the
                  Company  and  the  persons  listed  as  signatories   thereto.
                  Incorporated by reference to Exhibit 10.3 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.4      Form of  Standstill  Agreement,  by and among the Company
                  and   persons   listed  on   Schedule  1   attached   thereto.
                  Incorporated by reference to Exhibit 10.4 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 10.5      Amended and Restated Employment Agreement, dated December
                  20, 2004, by and between the Company and J.Todd Derbin. Incorporated by reference to Exhibit 10.1 to Report on Form 8K filed with the SEC on December 23, 2004.

Exhibit 10.6 2004 Stock Option Plan of the Company. Incorporated by reference to Exhibit 10.1 to Report on Form 8K filed with the SEC on December 27, 2004.

Exhibit 10.7      License  Agreement,  dated as of June 17,  2002,  by and
                  between   Advaxis  and  The  Trustees  of  the  University  of
                  Pennsylvania.*

Exhibit 10.8 Non-Exclusive License and Bailment, dated as of March 17, 2004, betweeen The Regents of the University of California and Advaxis, Inc.*

Exhibit 10.9 Consultancy Agreement, dated as of January 19, 2005, by and between LVEP Management, Inc. and the Company.*

Exhibit 10.10      Government Funding Agreement, dated as of April 5, 2004,
                  by and between David Carpi and Advaxis, Inc.*

Exhibit 10.11 Amended and Restated Consulting and Placement Agreement, dated as of May 28, 2003, by and between David Carpi and Advaxis, Inc., as amended*

Exhibit 10.12 Consultancy Agreement, dated as of January 22, 2005, by and between Dr. Yvonne Paterson and Advaxis, Inc.*

Exhibit 10.13 Consultancy Agreement, dated as of March 15, 2003, by and between Dr. Joy A. Cavagnaro and Advaxis, Inc.*

Exhibit 10.14 Grant Writing Agreement, dated June 19, 2003, by and between DNA Bridges, Inc. and Adavaxis, Inc.*

Exhibit 10.15 Consulting Agreement, dated as of July 2, 2004, by and between Sentinel Consulting Corporation and Advaxis, Inc.*

Exhibit 10.16 Agreement, dated July 7, 2003, by and between Cobra Biomanufacturing PLC and Advaxis, Inc.*

Exhibit 10.17     Securities Purchase  Agreement,  dated as of January 12,
                  2005, by and between the Company and Harvest Advaxis LLC. Incorporated by reference to Exhibit 10.1 to Report on Form 8K filed with the SEC on January 18, 2005.

Exhibit 10.18     Registration  Rights Agreement,  dated as of January 12,
                  2005, by and between the Company and Harvest Advaxis LLC. Incorporated by reference to Exhibit 10.2 to Report on Form 8K filed with the SEC on January 18, 2005.

Exhibit 10.19 Letter Agreement, dated as of January 12, 2005 by and between the Company and Robert T. Harvey. Incorporated by reference to Exhibit 10.3 to Report on Form 8K filed with the SEC on January 18, 2005.

Exhibit 10.20 Consultantcy Agreement, dated as of January 15, 2005, by and between Dr. David Filer and the Company.*

Exhibit 10.21 Consultancy Agreement, dated as of January 15, 2005, by and between Pharm-Olam International Ltd. and the Company.*

Exhibit 10.22 Agreement, dated February 1, 2004, by and between Strategic Growth International Inc. and the Company.

Exhibit 14.1 Code of Ethics. Incorporated by reference to Exhibit 14.1 to Report on Form 8K filed with the SEC on November 18, 2004.

Exhibit 21.1      Advaxis, Inc., a Delaware corporation

Exhibit 23.1      Consent of Goldstein Golub Kessler LLP

Exhibit 23.2 Consent of Frascona, Joiner, Goodman and Greenstein, PC (included in Exhibit 5.1 above)

Exhibit 24.1      Power of Attorney (Included on the signature page)

----------

*     To be filed by amendment.

                                  UNDERTAKINGS

      The undersigned small business issuer hereby undertakes to:

      (1) For determining any liability under the Securities Act of 1933, treat the information omitted from this form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b) (1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective. (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

      The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering: (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

                                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, Mercer County, State of New Jersey, on the 2nd day of February, 2005.

                                       ADVAXIS, INC.

                                       By: /s/ J. Todd Derbin
                                           -------------------------------------
                                           J. Todd Derbin,
                                           Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints J. Todd Derbin as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said, attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

    SIGNATURE                      TITLE                                     DATE
    ---------                      -----                                     ----
/s/ J. Todd Derbin
--------------------    Chief Executive Officer and Director            February 2, 2005
J. Todd Derbin          (Principal Executive Officer

/s/ Roni Appel
--------------------    Chief Financial Officer and Director
Roni Appel              (Principal Financial and Accounting Officer)    February 2, 2005

/s/ Scott Flamm
--------------------
Scott Flamm             Director                                        February 2, 2005

/s/ Thomas McKearn
--------------------
Thomas McKearn          Director                                        February 2, 2005

/s/ James Patton
--------------------
James Patton            Director                                        February 2, 2005

/s/ Steven Roth
--------------------
Steven Roth             Director                                        February 2, 2005
